EXHIBIT 10.0


                ASSET CONTRIBUTION AND RECAPITALIZATION AGREEMENT

                                by and among

                                CLARK USA, INC.

                        CLARK REFINING & MARKETING, INC.,

                                   OTG, INC.

                                     and

                              CM ACQUISITION, INC.

                                  dated as of

                                  May 8, 1999




TABLE OF CONTENTS


	Page


ARTICLE I - CERTAIN DEFINITIONS                           1

ARTICLE II- SALE OF ASSETS; CLOSING                      14
Section 2.1  Assets to Be Acquired                       14
Section 2.2  Excluded Assets                             17
Section 2.3  Assumption of Liabilities                   19
Section 2.4  Retained Liabilities                        21
Section 2.5  Recapitalization                            22
Section 2.6  Additional Closing Deliveries               25
Section 2.7  Time and Place of the Closing               27
Section 2.8  Purchase Price Adjustment                   27
Section 2.9  Allocation                                  30

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER   31
Section 3.1  Organization and Qualification              31
Section 3.2  Authority                                   32
Section 3.3  Equity Investments                          32
Section 3.4  Consents and Approvals; No Violation        32
Section 3.5  Financial Statements                        33
Section 3.6  Undisclosed Liabilities                     35
Section 3.7  Absence of Certain Changes or Events        35
Section 3.8  Condition of Assets; Assets
                Necessary for Business                   36
Section 3.9  Personal Property                           36
Section 3.10  Real Property                              37
Section 3.11  Litigation                                 39
Section 3.12  Intellectual Property                      39
Section 3.13  Licenses                                   40
Section 3.14  Labor Matters                              40
Section 3.15  Employee Benefit Plans; ERISA              41
Section 3.16  Material Contracts                         41
Section 3.17  Environmental Matters                      43
Section 3.18  Brokers, Finders, etc                      44
Section 3.19  Transactions with Affiliates               45
Section 3.20  Compliance with Laws                       45
Section 3.21  Insurance                                  45
Section 3.22  Year 2000                                  45
Section 3.23  Books of Account                           46
Section 3.24  Retail Stores                              46
Section 3.25  Jobbers                                    46
Section 3.26  Taxes                                      46
Section 3.27  No Implied Representations                 47

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER     48
Section 4.1  Organization and Qualification              48
Section 4.2  Authority                                   48
Section 4.3  Consents and Approvals; No Violation        49
Section 4.4  Litigation                                  49
Section 4.5  Brokers, Finders, etc                       50
Section 4.6  Financial Capability                        50

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS    50
Section 5.1  Conduct of Business                         50

ARTICLE VI - ADDITIONAL AGREEMENTS                       53
Section 6.1  Access to Information                       53
Section 6.2  Filings                                     54
Section 6.3  Consents                                    54
Section 6.4  Certain Tax Matters                         54
Section 6.5  Agreement to Cooperate; Further Assurances  55
Section 6.6  Public Announcements                        57
Section 6.7  Confidential Information                    57
Section 6.8  WARN                                        58
Section 6.9  Employment/Employee Benefits Arrangements   58
Section 6.10  Non-Solicitation of Employees;No Transfers 60
Section 6.11  Phase I Environmental                      61
Section 6.12  Non-Competition; Clark Name                62
Section 6.13  Transition Services; Supply
               Agreement; Software License Agreement     63
Section 6.14  Intercompany Accounts                      63
Section 6.15  Real Property Documents                    63
Section 6.16  Certain Liabilities                        64
Section 6.17  Revolver                                   65

ARTICLE VII -  CONDITIONS                                65
Section 7.1  Conditions to Each Party's
                  Obligations to Effect the
                  Transactions Contemplated Hereby       65
Section 7.2  Conditions to Obligations of
                  Buyer to Effect the
                  Transactions Contemplated Hereby       66
Section 7.3  Conditions to Obligations of Seller and
                  Retail Sub to Effect the Transactions
                  Contemplated Hereby                    67

ARTICLE VIII - TERMINATION                               68
Section 8.1  Termination                                 68
Section 8.2  Effect of Termination                       69

ARTICLE IX - SURVIVAL; INDEMNIFICATION                   69
Section 9.1  Survival                                    70
Section 9.2  Indemnification by Buyer or Seller          70
Section 9.3  Third-Party Claims                          73
Section 9.4  Environmental Indemnification.              74
Section 9.5  Termination of Indemnification              77

ARTICLE X - MISCELLANEOUS                                77
Section 10.1  Counterparts                               77
Section 10.2  Governing Law                              77
Section 10.3  Entire Agreement                           78
Section 10.4  Expenses                                   78
Section 10.5  Notices                                    78
Section 10.6  Assignment                                 79
Section 10.7  Interpretation                             80
Section 10.8  Amendments; Waivers                        81
Section 10.9  Severability                               81
Section 10.10  Consent to Jurisdiction; Waiver of
                  Jury Trial                             82
Section 10.11  Specific Performance                      82
Section 10.12  Bulk Sales                                82
Section 10.13  Business Day                              83
Section 10.14 Successors and Assigns                     83
Section 10.15 Guarantee                                  83
Section 10.16 Arbitration                                83


		ASSET CONTRIBUTION AND RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of May 8, 1999, by and among CLARK USA, INC., a Delaware corporation ("Clark USA"), CLARK REFINING & MARKETING, INC., a Delaware corporation and a wholly owned subsidiary of Clark USA ("Seller"), OTG, INC., a Delaware corporation and a wholly owned subsidiary of Clark USA ("Retail Sub"), and CM ACQUISITION, INC., a Delaware corporation ("Buyer"). WHEREAS, Seller owns or leases the assets used in connection with the operation of the Business (as hereinafter defined);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to contribute, assign and transfer the assets of the Business to Retail Sub and Retail Sub desires to assume certain of the obligations and liabilities of Seller related to the Business; and WHEREAS, the parties hereto desire to effect certain other transactions as provided herein whereby Buyer will acquire control of Retail Sub.
NOW THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                ARTICLE I
                            CERTAIN DEFINITIONS

Section I.1 As used in this Agreement the following terms shall have the following respective meanings:


        "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or before any arbitrator.
        "Affiliate" shall mean, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and either alone or in conjunction with others. For the avoidance of doubt, (i) Retail Sub shall be considered an Affiliate of Seller prior to the Closing and not on or after the Closing, and any reference to "Affiliates of Seller" shall be deemed to refer to matters relating to Retail Sub to the extent (and only to the extent) such matters existed prior to the Closing and
(ii) Retail Sub shall be considered an Affiliate of Buyer after the Closing and not on or prior to the Closing, and any reference to "Affiliates of Buyer" shall be deemed to refer to matters relating to Retail Sub to the extent (and only to the extent) such matters existed after the Closing.
        "Allocation Schedule" shall have the meaning set forth in Section
2.9.
        "Assets" shall have the meaning set forth in Section 2.1.
"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in substantially the form attached as Exhibit A hereto whereby Seller assigns all of its rights under the Assumed Contracts (other than the Leases and the Subleases) to Retail Sub and Retail Sub assumes Seller's obligations under the Assumed Liabilities (other than those arising under the Leases and the Subleases) on the terms set forth therein.


        "Assignments of Lease" means those assignments of lease to be entered into between Retail Sub and Seller on the Closing Date, substantially in the form of Exhibit B, whereby Seller assigns all of its rights under the Leases (including the leaseholds created under such Leases) and under the Subleases to Retail Sub and Retail Sub assumes Seller's obligations under such Assumed Liabilities on the terms set forth therein.

        "Assumed Contracts" shall have the meaning set forth in Section
2.1(c).
        "Assumed Liabilities" shall have the meaning set forth in Section
2.3(a).
        "Bill of Sale" shall mean a bill of sale in substantially the form attached as Exhibit C hereto.
        "Branded Retail Store" shall mean each Retail Store identified as "Branded Retail Store: Franchisee operated" on Schedule 1.1(a), including those Retail Stores identified as "Retail Stores: Non-Branded" on such Schedule.
        "Business" shall mean the retail marketing of gasoline, convenience store products and other items through gasoline and convenience stores and independently-operated branded gasoline and convenience stores as conducted by Seller.
        "Business Day" shall mean any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.
        "Claims" shall have the meaning set forth in Section 2.1(j). "Closing" shall have the meaning set forth in Section 2.7.
        "Closing Balance Sheet" shall have the meaning set forth in
Section 2.8(a).
        "Closing Date" shall mean the date at which the Closing actually occurs.
        "Closing Financial Data" shall have the meaning set forth in
Section 2.8(b).
        "Closing Working Capital" shall have the meaning set forth in
Section 2.8(a).

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.
        "Corporate Office" means the corporate office of Seller located at 8182 Maryland Avenue, St. Louis, Missouri, that provides certain support to the Business.
        "Debt" of a person means: (i) all obligations of such person for borrowed money; (ii) all obligations of such person evidenced by bonds, debentures, notes or other instruments; (iii) all obligations of such person to pay the deferred purchase price of property or services; (iv) all capitalized lease obligations of such person and (v) all obligations or liabilities of others secured by a Lien on any asset owned by such person, whether or not such obligation or liability is assumed by such person.
        "Deeds" means those special warranty deeds to be executed and delivered by Seller to Retail Sub on the Closing Date, substantially in the form of Exhibit D, whereby Seller conveys the Owned Real Property to Retail Sub (which will not contain any covenants in favor of any person other than Retail Sub unless such covenant is necessary to obtain Title Insurance Policies as required by the Title Insurer).
        "employee benefit plan" shall mean "employee benefit plan" within the meaning of section 3(3) of ERISA.


        "Environmental Claim" shall mean any litigation, administrative proceeding, claim, action, cause of action, investigation or notice by any person (including any party hereto) alleging Liability or potential Liability (including for investigatory costs, cleanup costs, remedial, removal, containment, restoration or monitoring work, governmental response costs, natural resources damages, property damages, personal injuries or penalties) to the extent (and only to the extent) arising out of, based on or resulting from (a) the presence, or release into the environment, at or prior to the Closing Date, of any Materials of Environmental Concern at, on or beneath any location utilized in the Business, or any land adjacent thereto or in connection with any Hazardous Waste Site whether or not owned or operated by Seller or (b) circumstances forming the basis of any violation or alleged violation of or non-compliance or alleged non-compliance with any Environ-mental Law or Environmental Permit at or prior to the Closing Date.
        "Environmental Laws" shall mean all applicable Federal, state and local Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), or protection of human health (as relating to the workplace or the environment) including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
        "Environmental Permit" means any License required to be obtained or held under any Environmental Law.
        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
        "Excluded Assets" shall have the meaning set forth in Section 2.2. "Final Closing Working Capital" shall have the meaning set forth in Section 2.8(d).
        "Financial Statements" shall have the meaning set forth in Section
3.5.

        "Franchise Contracts" shall mean each contract identified in
Schedule 2.1(c) under "Franchise Contracts" and "Jobber Contracts" pursuant to which Seller has granted the right to use the Clark name to an owner or operator of a Branded Retail Store.
        "GAAP" shall mean generally accepted accounting principles as in effect in the United States consistently applied.
        "Governmental Authority" shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.
        "Hazardous Waste Site" means any site or location other than on Real Property, wherever located (including any well, pit, pond, lagoon, tailings pile, spoil pile, impoundment, ditch, trench, drain, landfill, warehouse or waste storage container) where Materials of Environmental Concern have been deposited, stored, treated, reclaimed, disposed of, placed or otherwise come to be located.
        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.
        "Initial Note Amount" shall mean an amount equal to $230,000,000 minus the Total Equity Amount, subject to adjustment pursuant to Sections 2.5(c), (d) and (e).
        "Identified Contamination Site" means any parcel of Real Property identified under "Environmental Matters: Identified Contamination Sites" on
Schedule 3.17 and any other Real Property at which a release of Materials of Environmental Concern has been reported to an applicable Governmental Authority (other than Remediated Sites) prior to the date hereof.
        "IRS" shall mean the Internal Revenue Service.

        "Jobber" means those independent third persons identified on
Schedule 2.1(c) under "Franchise Contracts" and "Jobber Contracts," who have entered into Franchise Contracts with Seller for the purpose of selling Seller's branded products.
        "Law" means any law, rule, regulation, order, decree or other requirement having the force of law.
        "Leased Real Property" means all real property on which any of the Seller Retail Stores or Other Real Property is situated (and including the improvement, fixtures and fittings thereon and easements, rights-of-way and appurtenances thereto) and leased or subleased by Seller from another person.
        "Leases" means all leases, subleases, concession agreements, licenses and other rights to occupancy relating to the Leased Real Property to which Seller is party, whether as a lessee, sublessee or otherwise.
        "Liabilities" shall mean, as to any person: (i) all Debts of such person, (ii) adverse claims against such person, (iii) any contractual obligation (or provision thereof) enforceable against such person that does not constitute Debt of such person but which would involve the expenditure of money by such person if complied with, and (iv) any other liabilities and obligations, direct, indirect, absolute or contingent of such person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required by GAAP to be reflected, in such person's balance sheets or other books and records.
        "Licenses" shall have the meaning set forth in Section 3.13.


        "Liens" shall mean, with respect to any Asset, any lien (statutory or otherwise), mortgage, deed of trust, deed to secure debt, pledge, assignment, security interest, hypothecation, deposit arrangement, purchase option, call, or other encumbrance of any kind in respect of such Asset, whether or not filed, recorded or otherwise perfected under applicable Law. "Losses" shall mean any and all losses, claims, demands, Liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any person (including Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs (including costs incurred in enforcing the applicable indemnity), of every kind and description incurred by or awarded against a party, provided that "Losses" shall not include any indirect, consequential, incidental, exemplary or punitive damages or other special damages or lost profits (except to the extent payable to a third party as a result of a third party claim).

        "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby.

        "Materials of Environmental Concern" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, asbestos, petroleum and petroleum products, petroleum hydrocarbons, polychlorinated byphenols or any other substance as defined in, or as may result in Liability or in an investigation or remediation under, Environmental Laws or which is defined as "hazardous waste" or "hazardous substance" under any Environmental Law, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority under Environmental Laws.


        "Motor Vehicles" means all automobiles and trucks owned or leased by Seller and primarily used in or necessary to the operation of the Business as currently conducted.

        "Neutral Auditors" shall have the meaning set forth in Section
2.8(d).

        "Newco" shall mean a new Delaware limited liability company to be formed by Superholdco that will be a wholly-owned subsidiary of Superholdco.
        "Non-Transferred Employee"  shall have the meaning set forth in
Section 6.9(a).

        "Ordinary Course of Business" means the ordinary course of business by Seller consistent with past custom and practice, as the same relates to the Business or any part thereof.

        "Other Real Property" means that real property (including the improvements, fixtures and fittings thereon and easements, rights-of-way, mineral rights and other appurtenances thereto) listed on Schedule 2.1(a)-1 and 2.1(a)-3 which is not a Retail Store.

        "Owned Real Property" means all real property on which any of the Seller Retail Stores or the Other Real Property is situated (and including the improvements, fixtures and fittings thereon and easements, rights-of-way and other appurtenances thereto) and owned by Seller.


        "Permitted Liens" means (i) Liens for Taxes that (x) are not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accor-dance with GAAP; (ii) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or amounts being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iii) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security benefits; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature (other than contracts for the payment of money); (v) easements, rights-of-way, restrictions and other similar charges or encumbrances (which are not mortgage or other security interests in respect of Debt) on real property interests none of which, individually or in the aggregate, materially interfere with the ordinary conduct of the Business or the use of the Real Property subject thereto for its current uses; (vi) Leases or Subleases; (vii) with respect to the Real Property, title defects or irregularities, none of which individually or in the aggregate materially impair the current use of the Real Property subject thereto, and (viii) as to any Leased Real Property, any Lien affecting the interest of the landlord thereunder.

        "person" shall mean any individual, corporation, partnership, joint venture, trust, incorporated organization, other form of business or legal entity or Governmental Authority.

        "PMPA" means the Petroleum Marketing Practices Act.

        "Premises" shall have the meaning set forth in Section 2.1(a).

        "Prime Rate" means the highest rate published from time to time as the "Prime Rate" for U.S. bank dollar loans in The Wall Street Journal.

        "Real Property" means the Owned Real Property and the Leased Real Property.

        "Real Property Documents" means the Surveys, the Title Commitments and the Title Insurance Policies pertaining to the Owned Real Property.


        "Remediated Site" means any Real Property identified as a Remediated Site on Schedule 3.17 and any other Real Property which Seller has determined required remediation under Environmental Law, which remediation has been completed by Seller as evidenced by the receipt prior to the date hereof of a no further action letter from an applicable Governmental Authority.

        "Required Consents" has the meaning set forth in Section 3.4.

        "Resolution Period" shall have the meaning set forth in Section
2.8(c).

        "Retail Store" shall mean each gasoline/convenience store identified on Schedule 1.1(a).

        "Retained Liabilities" shall mean all Liabilities and obligations of Seller and the Business which are not Assumed Liabilities.

        "Seller Plans" shall have the meaning set forth in Section 3.15.

        "Seller Representatives" shall have the meaning set forth in
Section 6.1.

        "Seller Retail Store" shall mean each Retail Store that is not a Branded Retail Store.

        "Seller's Knowledge" means the actual knowledge of William
Rusnack, Brandon Barnholt, Robert Hamer, John Hanner, Brad Burmaster, Maura Clark, Dennis Eichholz and Richard Keffer, after due inquiry by such individuals.

        "Stub Equity Amount" shall mean 6% of the Total Equity Amount.

        "Subleases" means all leases or subleases relating to any of the Real Property to which Seller is a party as either a lessor or sublessor.

        "Supply Agreement" has the meaning set forth in Section 6.13(b).

        "Surveys" means the surveys to be delivered to Buyer in accordance with Section 6.15.

        "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

        "Title Commitments" means those irrevocable commitments for the Owned Real Property issued by the Title Insurer to issue the Title Insurance Policies and delivered to Buyer in accordance with Section 6.15.
        "Title Insurer" means the title insurance company selected by Buyer in its reasonable discretion, together with such reinsurers or coinsurers of such title company as Buyer selects in its reasonable discretion, to issue the Title Insurance Policies.

        "Title Insurance Policies" has the meaning set forth in Section
6.15.

        "Total Equity Amount" shall mean any amount elected by Buyer not less than $40,000,000 and not more than $83,000,000 (which amount shall be set forth in a written notice delivered to Seller by no later than 20 days prior to the Closing Date).

        "Trademark License Agreement" shall have the meaning set forth in
Section 6.12(b).

        "Transfer Documents" means the Assignment and Assumption
Agreement, the Assignments of Lease, the Bill of Sale, the Deeds and all other assignments, certificates of title and other transfer documents referred to in
Section 2.6(iv) and Section 2.6(v).

        "Transferred Employee" shall have the meaning set forth in Section
6.9(a).

        "Treasury Regulation" means those regulations promulgated by the United States Department of the Treasury pursuant to the authority of the Code or any other revenue law of the United States of America.


        "Unknown Site" means any Real Property identified as an Unknown Site on Schedule 3.17 and which is not a Remediated Site or an Identified Contamination Site.

        "WARN Act" shall mean the U.S. Worker Adjustment and Retraining Notification Act of 1988.

        "Working Capital" shall mean current assets (excluding the Excluded Assets and the Assets referred to in Section 2.1(h) as Deposits and
Section 2.1(l)) of the Business minus current liabilities (excluding the Retained Liabilities but including the Reserve Liabilities referred to in
Section 6.16) of the Business, in each case determined in accordance with the methodology set forth in Section 2.8(a).

Section I.2  "Other Definitional Provisions"

        (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

        (c) The terms "dollars" and "$" shall mean United States dollars.

        (d) Unless the context requires otherwise, all words used in this Agreement in any gender shall extend to and include all genders.

        (e) Whenever the term "including" is used in this Agreement in connection with a listing of items included within a prior or subsequent reference, such listing shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or an exclusive listing of the items included within the prior or subsequent reference.


        (f) Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

        (g) References to any person include such person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement.

        (h) Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

        (i) General or specific references to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

                                     ARTICLE II
                        SALE OF ASSETS; CLOSING ARTICLE II

        Section II.1 Assets to Be Acquired. Upon the terms and subject to the satisfaction of the conditions set forth herein, at the Closing, subject to Section 2.2, Seller shall contribute, convey, assign, transfer and deliver to Retail Sub, and Retail Sub shall acquire and accept, all right, title and interest in and to all of the properties, assets and other rights (other than the Excluded Assets) owned or leased by, or licensed to, Seller on the Closing Date and used primarily in, or necessary to the operation of, the Business as currently conducted (the "Assets").
        Without limiting the generality of the foregoing, subject to
Section 2.2, the Assets shall include the following:

        (a) the Real Property, including all land, leaseholds, easements and other interests in the Real Property, and the buildings, fixtures and improvements thereon (collectively, the "Premises");


        (b) all inventory, equipment, machinery, vehicles, furniture, fixtures, trade fixtures, leasehold improvements, pumps, office materials and supplies, management information systems, spare parts and other tangible personal property of every kind and description owned by Seller and located on any of the Premises or used primarily in, or necessary to the operation of, the Business as currently conducted (including those identified in Schedule 3.9(b);

        (c) to the extent assignable under the terms thereof or applicable Law, (I) the Franchise Contracts and all other contracts identified on Schedule 2.1(c) and (II) all other contracts, licenses, leases, purchase orders, sales orders, invoices, commitments and other agreements (other than employment, change of control and retention agreements) entered into prior to, on or after the date hereof by Seller which are primarily related to the Business as currently conducted which, if entered into prior to the date hereof, would not have been required to be disclosed on the Schedule 3.16 (collectively, the "Assumed Contracts");

        (d) all of Seller's rights in and to all copyrights, trademarks, patents, trade names, logos and other similar intangible assets owned or licensed by Seller (or in which Seller otherwise has an interest) and used primarily in, or necessary to the operation of, the Business as currently conducted, including the registered trademarks, trade names and logos set forth in
Schedule 2.1(d);


        (e) all files, books and other records (including invoices, lists, supplies, correspondence, memoranda, plats, architectural plans, surveys, title insurance policies, final working drawings, plans and specifications, shop drawings, change orders, environmental reports, maintenance records, soil tests and engineering reports, creative materials, advertising and promotional materials, studies, reports and other printed or written materials) of Seller relating primarily to the Business, other than duplicate copies thereof, if any, that are maintained at the Corporate Offices of Seller or any of its Affiliates for tax, accounting and other purposes;

        (f) all of Seller's goodwill in, and going concern value of, the Business;

        (g) all accounts, notes and accounts receivable of the Business;

        (h) all prepaid expenses to the extent relating to the Business and any Claims (as defined below) to the extent relating thereto (including any deposits, letters of credit, bonds and other forms of guaranty or security posted or deposited by Seller with respect to any License ("Deposits"));

        (i) to the extent transferable under applicable Law, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Governmental Authorities to the extent relating to the Business;

        (j) all rights, claims, demands, Actions, refunds, rights of recovery, rights of set off, rights of recoupment and causes of action (collectively, "Claims") to the extent arising out of or relating to the Premises, the other Assets or any of the Assumed Contracts (including the Leases), including Claims against any funds or financial assurance programs administered by any Governmental Authority for the remediation of leaking underground storage tanks relating to the Identified Contamination Sites and the Unknown Sites and Claims with respect to any condemnation or eminent domain or similar proceeding against any of the Real Property;


        (k) all insurance proceeds received after the date hereof to the extent arising out of or related to damage, destruction or loss of any Assets, which damage or destruction remains unrepaired, or to the extent any Assets remain unreplaced, at the Closing Date; and

        (l) all security deposits held by Seller with respect to any Sublease.

        Section II.2 Excluded AssetsSection II.2 Excluded Assets. Notwithstanding anything to the contrary herein, all of Seller's right, title and interest in all of the following properties, assets and other rights (the "Excluded Assets") shall be excluded from the Assets:

        (a) the corporate books and records of Seller, including minute books and stock ledgers, and copies of business records included in the Assets acquired by Retail Sub that are reasonably required by Seller or any Affiliate of Seller in order to permit Seller or any of its Affiliates to prepare any Tax return or other filing or report to be made after the Closing Date;

        (b)  [intentionally deleted];

        (c) any assets of any employee benefit plan and any rights under any plan or agreement relating to employee benefits, employment or compensation of Seller;

        (d) any rights of Seller or the Business which are contingent on the satisfaction of Liabilities that are Retained
Liabilities;

        (e) all Claims which Seller or any of its Affiliates may have on or after the date hereof, against any Governmental
Authority for refund or credit of any type with respect to income
Taxes, deferred income Taxes and any other assets to the extent arising out of or relating to income Taxes;


        (f) all Claims which Seller or any of its Affiliates may have against any person with respect to any Retained Liabilities or Excluded Assets;

        (g) cash and cash equivalents (including marketable securities and short-term investments) of Seller (other than cash located at the Premises and other than escrowed funds and security deposits);

        (h) insurance policies and any prepaid premiums thereon and the cash surrender value thereof;

        (i) any assets sold or otherwise disposed of not in violation of any provisions of this Agreement during the period from the date hereof until the Closing;

        (j) any rights of Seller under this Agreement and any agreement relating hereto between Seller and either Buyer or Retail Sub entered into on or after the date hereof;

        (k) any Claims, recoveries and proceeds under any insurance policies, to the extent relating to the Excluded Assets or the Retained Liabilities;

        (l)  the assets identified on Schedule 2.2(l) hereto;

        (m) any Claims against any funds or financial assurance programs administered by any Governmental Authority for the remediation of leaking underground storage tanks (other than with respect to any Identified Contamination Site or Unknown Site);


        (n) all assets which are used primarily in Seller's refining, wholesale marketing or other businesses (other than the Business), including Seller's refineries, pipeline systems, tankage and delivery facilities for crude oil and refined products, terminals and shipping facilities for crude oil and refined products; and

        (o) except as identified on Page 2 of Schedule 3.9(b) as being located at the Corporate Offices, all furniture, fixtures, equipment, office materials and supplies, vehicles and other assets located at Seller's Corporate Offices or exclusively used by or relating to Seller's Corporate Offices or employees employed at Seller's Corporate Offices.

        Section II.3 Assumption of Liabilities. (a) On and after the Closing Date, Retail Sub will assume and discharge all Liabilities (i) included in the calculation of the Final Closing Working Capital, (ii) arising out of or \ relating to the Assets or the conduct of the Business on or after the Closing Date (including Liabilities relating to the Remediated Sites to the extent arising out of any violation or alleged violation of or non-compliance or alleged non-compliance with any Environmental Law or Environmental Permit after the Closing Date or any release into the environment on or after the Closing Date of any Materials of Environmental Concern), (iii) subject to the terms and conditions of Article IX, arising out of Environmental Claims or otherwise arising under or relating to Environmental Laws and arising out of or relating to the Assets or the conduct of the Business prior to the Closing Date, in each case to the extent relating to the Identified Contamination Sites and the Unknown Sites (excluding any Environmental Claims relating to any Hazardous Waste Site where Materials of Environmental Concern have been transported for storage, treatment or disposal prior to the Closing Date), or (iv) specified in Section 6.9 (collectively, the "Assumed Liabilities").


        (b) Except for the Assumed Liabilities specifically assumed by Retail Sub hereunder, the parties hereto agree that Retail Sub is not assuming any Liability of Seller or of any Affiliate of Seller (or to which any asset of Seller is subject) and Retail Sub hereby disclaims any Liabilities of Seller or of any Affiliate of Seller not so specifically assumed, including the Retained Liabilities. The parties intend that, except as expressly provided herein, Retail Sub is not, nor is it to be deemed, a successor of Seller or of any Affiliate of Seller with respect to any of Seller's or of any such Affiliate's Liabilities to third persons arising or accruing before, on or after the Closing Date. Without limiting the generality of the first sentence of this Section 2.3(b), the term "Retained Liability" includes:

        (i)  	any of Seller's obligations hereunder;

        (ii) any Liability to or with respect to Seller's employee benefit plans except as set forth in Section 6.16;

        (iii)  	any Liability of Seller arising from indebtedness for
borrowed money of Seller (including capital leases but excluding equipment leases which are not capital leases and excluding Leases which are capital leases);

        (iv)  	any Liability of Seller for current or deferred income
Taxes owed to any taxing authority (including for the unpaid income Taxes of any other person, whether under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise) arising out of the Business for periods or portions thereof ending on or prior to the Closing Date;

        (v)  	[Intentionally deleted];

        (vi) other than as set forth in Section 6.16, any intercompany Liabilities of the Business to the Seller (other than payables with respect to the hydrocarbon inventory of the Business, which payables shall have the price and payment terms set forth on
Schedule 2.3(b)(vi) and shall be paid by Retail Sub after the Closing in accordance with such terms;

        (vii)  	any Liability of Seller for any bonuses payable to
employees which are contingent on the sale of the Business;

        (viii) any obligation of Seller to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller or was serving at the request of Seller as a partner, manager, trustee, director, officer, employee or agent of another entity prior to the Closing Date (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, contractual obligation or otherwise); and

	(ix)  	except to the extent set forth in Section 6.16, any
product liability claim arising from any product sold by Seller prior to the Closing Date or the provision of any service by Seller prior to the Closing Date;

	(x)  	except to the extent set forth in Section 6.16, any
Liability of Seller arising out of or as a consequence of: (a) injury or death of any individual prior to the Closing, (b) damage to the property of any third person prior to the Closing or (c) any worker's compensation claims due to events occurring prior to the Closing; and

        (xi) any Liability arising out of any contract which is not an Assumed Contract or out of a breach prior to the Closing by Seller of any provision of any Assumed Contract.

        Section II.4 Retained Liabilities. Seller shall retain, and shall continue to be responsible after the Closing Date for, all Retained Liabilities.


        Section II.5  Recapitalization.  (a) Prior to the Closing Date,
Clark USA shall (i) cause to be formed a new Delaware corporation ("Superholdco"), (ii) cause Superholdco to hold all of the outstanding common stock, par value $.01 per share, of Clark USA, (iii) cause Retail Sub to distribute or otherwise transfer to Clark USA the capital stock of all subsidiaries of Retail Sub and transfer to Seller, and Seller shall assume, all assets and Liabilities of Retail Sub existing prior to the consummation of the transactions contemplated by Section 2.5(b) and (iv) contribute the capital stock of Retail Sub to Seller.
        (b) On the Closing Date, upon the terms and subject to the satisfaction of the conditions set forth herein,

        (i) Seller shall, and Clark USA shall cause Retail Sub to, consummate the transactions contemplated by Sections 2.1 and 2.3;

        (ii) immediately thereafter, Retail Sub shall distribute as a dividend to Seller a note (the "Note") in the amount (the "Note Amount") equal to the Initial Note Amount plus the Estimated Working Capital Adjustment Amount (as defined below), which Note shall be due and payable in immediately available funds on the Closing Date immediately following the consummation of the transactions contemplated by clause
(v) of this Section 2.5(b);

        (iii) immediately thereafter, Clark USA shall cause Newco to be capitalized with cash equity equal to the Stub Equity Amount;


        (iv) immediately thereafter, Seller shall sell (A) to Newco, and Newco shall purchase, 6% of the outstanding common stock of Retail Sub for cash equal to the Stub Equity Amount and (B) to Buyer, and Buyer shall purchase or cause to be purchased, 94% of the outstanding common stock of Retail Sub for cash equal to the Total Equity Amount minus the Stub Equity Amount, and Newco, Buyer and Retail Sub shall enter into the Stockholder Agreement in the form of Exhibit E;

        (v) immediately thereafter, the parties hereto shall cooperate to effect the receipt by Retail Sub of the financing contemplated by the Debt Financing Letter; and

        (vi)    immediately thereafter, subject to Sections 2.5(c), (d) and
(e), Retail Sub shall pay to Seller the Note Amount in cash in full satisfaction of the Note.
All cash transfers contemplated by Section 2.5(b) shall be made in immediately available funds to an account or accounts specified by the receiving party not later than the second Business Day prior to the Closing Date.
        (c) Not later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a calculation of its good faith estimate of the Working Capital as of the close of business of a reasonably recent date (which shall not be more than 10 Business Days prior to the Closing Date). Such estimate shall be derived from Seller's books and records and the calculation thereof shall be in reasonable detail. Buyer shall have the right to review the computation and work papers and the underlying books and records used in such calculation. Such estimated Working Capital, with such changes, if any, as are agreed between Buyer and Seller not later than the Business Day prior to the Closing Date, shall be referred to as the "Estimated Working Capital." As used herein, "Estimated Working Capital Adjustment Amount" shall mean a positive or negative amount equal to the Estimated Working Capital minus negative $28,900,000 (such number, "Target Working Capital").

        (d) If Retail Stores accounting for more than $300,000 of EBITDA (as defined below) are not transferred to Retail Sub at the Closing due to the failure to obtain the consent of the lessor of the Lease underlying such Retail Store for the assignment, sublease or other transfer of such Lease to Retail Sub (each such store not transferred irrespective of the $300,000 threshold, a "Non-transferred Leased Store"), then, upon Buyer's election, Retail Sub shall withhold from the Initial Note Amount an amount equal to the product of (A) 6.1 and (B) the total EBITDA for the Non-transferred Leased Stores in excess of $300,000. The "EBITDA" for any Retail Store shall mean the earnings before interest, taxes, depreciation and amortization for such Retail Store for the fiscal year ended December 31, 1998 calculated in a manner consistent with the calculation of "Store Contribution" as used in Seller's internal financial statements. To the extent consistent with applicable law and the applicable Lease, Buyer may elect, so long as Buyer agrees to indemnify Seller for any Liabilities arising from such election, to not withhold the applicable portion, if any, of the Initial Note Amount and
(i) cause Retail Sub to take possession of the applicable Non-transferred Leased Store or (ii) cause Retail Sub to enter into a management agreement with Seller whereby Retail Sub shall manage the applicable Non-transferred Leased Store for a fee equal to all of the cash flow thereof after rental payments (provided that such fee shall not result in any losses to Seller with respect to such Non-transferred Leased Store). With respect to any Non-transferred Leased Store not subject to an election pursuant to the immediately preceding sentence, if requested by Seller, Retail Sub shall grant Seller a franchise to operate such store as a Clark branded store for the remainder of the applicable lease term, which franchise shall provide for the payment of a nominal franchise fee and otherwise contain customary terms and conditions. In order to facilitate the obtaining of any consent required from a lessor, (i) Buyer and Retail Sub agree to make any amendments requested by such lessor which would not be unreasonably burdensome and also agrees to accept any rent increases or other economic changes requested by such lessor if Seller agrees to make Retail Sub whole for such changes and (ii) Seller shall agree to remain a party to the applicable Lease provided that Retail Sub indemnifies Seller for all Liability under such Lease. If the consent of the relevant lessor is obtained or the Non-transferred Leased Store is otherwise transferred to Retail Sub within 12 months of the Closing Date, Retail Sub shall immediately release to Seller the portion of the Initial Note Amount which had been withheld with respect to such Non-transferred Leased Store.

        (e) (i) If after the date of this Agreement and prior to the Closing, any Retail Store is damaged, destroyed or lost by fire or other casualty or is taken by condemnation or eminent domain proceedings and, as a result thereof, Retail Sub is prevented from operating such Retail Store in substantially the same manner as such Retail Store is operated by Seller on the date hereof, the Initial Note Amount shall be reduced by the replacement value for such Retail Store net of the proceeds of related Claims against insurers or Governmental Authorities included in the Assets (other than assets included in Working Capital) received prior to the Closing. If any such proceeds are received by Retail Sub after the Closing, Retail Sub shall promptly remit such proceeds to Seller.
        (ii) If any Lease is a capitalized lease under GAAP, the Initial Note Amount shall be reduced by the amount of indebtedness under such Lease as of the Closing Date.
Section II.6  Additional Closing DeliveriesSection II.6
Additional Closing Deliveries.  At the Closing:
(a)  Seller shall deliver:
	(i)  	a duly executed counterpart of the Bill of Sale;

        (ii)  	a duly executed counterpart of the Assignment and
Assumption Agreement;

	(iii)  	subject to Section 2.5(d), the Assignments of Lease
with respect to the Leases of the Leased Real Property and the Subleases and the Deeds with respect to the Owned Real Property, in each case in recordable form;

        (iv)  	such other documents to facilitate the transfer of the
Premises and Retail Sub's obtaining the Title Insurance Policies as Buyer may reasonably request;

        (v)  	all other instruments of conveyance and transfer
(including bills of sale or certificates of title with respect to the owned Motor Vehicles) sufficient to convey the Assets to Retail Sub;

        (vi) certificates of the Secretary of State or comparable official of Delaware, Illinois, Indiana, Michigan, Missouri, Ohio and Wisconsin that contain the attestation of such officials to the good standing of Seller in each such jurisdiction; and

        (vii) an affidavit under Code 1445, dated as of the Closing Date, to the effect that Seller is not a foreign person; and

        (viii) all other documents, instruments and writings required to be delivered by Seller or Newco at or prior to the Closing Date pursuant to this Agreement.

(b)  Retail Sub shall deliver:
	(i)  	a duly executed counterpart of the Bill of Sale;

        (ii)  	a duly executed counterpart of the Assignment and
Assumption Agreement and the Assignments of Lease; and

        (iii)  	all other documents, instruments and writings required
to be delivered by Retail Sub at or prior to the Closing Date pursuant to this Agreement.

(c)	Buyer shall deliver all documents, instruments and writings
required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.


        Section II.7 Time and Place of the Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lewis Rice & Fingersh, L.C., 500 North Broadway, Suite 2000, St. Louis, Missouri 63102 at 10:00 a.m., St. Louis time, within three Business Days following the satisfaction or waiver of the conditions contained in this Agreement, or at such other place, date or time as the parties may mutually agree in writing, but not later than August 31, 1999. On the Closing Date, Seller is to surrender possession of all the Assets and the Leased Real Property to Retail Sub.

        Section II.8 Purchase Price Adjustment. (a) As soon as practicable, but in no event later than the later of 60 days following the Closing Date and 25 Business Days after the information contemplated by clause (ii) of
Section 2.8(b) has been provided, Seller shall prepare a balance sheet of the Business as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet") and a calculation of Working
Capital based on the Closing Balance Sheet ("Closing Working Capital"). The Closing Balance Sheet shall be prepared in accordance with GAAP and using the same accounting principles, procedures, policies and methods that were employed in preparing the Financial Statements; provided that (w) Working Capital shall be calculated without regard to any LIFO reserve, (x) the assets and liabilities relating to Lighthouse, Retail Sub and the Branded Jobber operations not included in the Financial Statements shall be disregarded,
(y) actual prepaid or accrued motor fuel and excise taxes shall be based on the actual asset or Liability on the date immediately preceding the Closing Date and (z) hydrocarbon inventory shall be calculated in accordance with
Schedule 2.8(a) and Section 2.8(f). For the avoidance of doubt, the parties acknowledge that the Working Capital Schedule included in Schedule 3.5(b) may include items that constitute Excluded Assets or Retained Liabilities that therefore will not be included in the calculation of Closing Working Capital. For purposes of the calculation of Closing Working Capital, the actions to be taken pursuant to Section 6.14 hereof shall be deemed to have been taken on the date immediately prior to the Closing Date.

        (b) During the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital (the "Closing Financial Data"), and the period of any dispute within the contemplation of this Section 2.8 and for the sole purpose of verifying Working Capital, Buyer shall (i) provide Seller and Seller's authorized representatives with full access to the books, records, facilities and employees of the Business, (ii) provide Seller, within 15 Business Days after the Closing Date (or as promptly as practicable thereafter but in no event later than 25 Business Days thereafter), with normal month-end closing financial information for the period ending on the close of business on the day immediately preceding the Closing Date and (iii) cooperate fully with Seller and Seller's authorized representatives, including by providing on a timely basis all information necessary or useful in preparing the Closing Financial Data.


        (c) Seller shall deliver a copy of the Closing Financial Data to Buyer promptly after it has been prepared. After receipt of the Closing Financial Data, Buyer shall have 30 days to review the Closing Financial Data, together with the workpapers used in the preparation thereof. Buyer and its authorized representatives shall have full access to all relevant books and records and employees of Seller to the extent required to complete their review of the Closing Financial Data. Buyer may dispute items reflected in the calculation of Closing Working Capital only on the basis that such amounts were not arrived at in accordance with GAAP or this Agreement. Unless Buyer delivers written notice to Seller on or prior to the 30th day after Buyer's receipt of the Closing Financial Data specifying in reasonable detail the amount, nature and basis of each disputed item, Buyer shall be deemed to have accepted and agreed to the calculation of Closing Working Capital. If Buyer so notifies Seller of its objection to the calculation of Closing Working Capital, Buyer and Seller shall, within 30 days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. No item forming the basis of any adjustments to the Initial Note Amount pursuant to this Section 2.8 shall serve as a basis for any claim or the failure of any condition under this Agreement except as expressly provided in this Section 2.8.


        (d) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Seller and Buyer within 10 days after the expiration of the Resolution Period. If Seller and Buyer are unable to agree on the Neutral Auditors, then each of Seller and Buyer shall have the right to request the American Arbitration Association to appoint the Neutral Auditors.
 Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Seller on the one hand and Buyer on the other, in proportion to the allocation of the dollar amount of the amounts remaining in dispute between Seller and Buyer made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.8 and the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in accordance with GAAP or this Agreement. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The term "Final Closing Working Capital" shall mean the definitive Closing Working Capital agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 2.8(c) hereof or the definitive Closing Financial Data resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.8(d) (in addition to those items theretofore agreed to by Seller and Buyer).

        (e) If the Final Closing Working Capital exceeds the Estimated Working Capital, Retail Sub shall pay Seller the amount of such excess. If Estimated Working Capital exceeds the Final Closing Working Capital, Seller shall pay Retail Sub the amount of such excess. Any payment required by this
Section 2.8(e) shall bear interest from the Closing Date through the date of payment at the Prime Rate and shall be paid by wire transfer of immediately available funds to the account or accounts specified by the party who is owed such payment within five Business Days after the Final Closing Working Capital is determined pursuant to Sections 2.8(c) and (d).

        (f) The inventory included in Working Capital will be determined pursuant to the procedures set forth on Schedule 2.8(a) based on a physical count of the inventory conducted by Seller. Buyer may at its expense observe or have its representatives observe and monitor the inventory count.


        Section II.9 Allocation. Seller and Buyer shall use reasonable and good faith efforts to allocate the consideration paid for the Assets among the Assets for all purposes (including tax purposes) in accordance with an allocation schedule to be agreed upon by the parties hereto (the "Allocation Schedule") at or prior to the Closing Date. Seller and Retail Sub will each file all tax returns, including IRS Form 8594, in a manner consistent with the Allocation Schedule. Neither Seller nor Retail Sub shall, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the written consent of the other. Notwithstanding the preceding, if, in spite of good faith negotiations, Buyer and Seller are unable to agree to an Allocation Schedule on or before the Closing Date, the Closing will not be affected thereby. Rather, Retail Sub and Seller will be free to allocate the consideration paid for the Assets as such party determines in its sole discretion, and any such allocation will not be binding on the other parties.

                                ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as of the date hereof as follows:
        Section III.1 Organization and QualificationSection III.1 Organization and Qualification. (a) Each of Clark USA, Seller and Retail Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and Retail Sub has the requisite corporate power and authority to own, lease and operate Seller's properties (including the Assets) and to carry on Seller's business (including the Business) as they are now being conducted. Seller is, and Retail Sub will be at Closing, duly qualified or licensed to do business as a foreign corporation and is in good standing in the States of Illinois, Indiana, Michigan, Missouri, Ohio and Wisconsin.

        (b) At the Closing, Retail Sub shall not have any Liabilities (other than those directly related to the consummation of the transactions contemplated hereby).


        (c)     As of the Closing, the authorized capital stock of Retail
Sub will consist of 10,000 shares of common stock, of which 10,000 shares shall be issued and outstanding. Other than this Agreement, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any capital stock of Retail Sub, including any rights of conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Buyer will acquire title to 94% of then outstanding shares of common stock of Retail Sub free and clear of all Liens, other than the restrictions imposed by Federal and state securities laws and the Stockholders Agreement and Liens arising as a result of any action taken by Buyer or any of its Affiliates.

        Section III.2 Authority. Each of Clark USA, Seller and Retail Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Clark USA, Seller and Retail Sub. This Agreement has been duly executed and delivered by Clark USA, Seller and Retail Sub and, assuming the due execution and delivery hereof by Buyer, is a valid and binding obligation of Clark USA, Seller and Retail Sub, enforceable against Seller and Retail Sub in accordance with its terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

        Section III.3 Equity Investments. The Assets do not include any capital stock of any corporation or any direct or indirect equity or ownership interest of any kind in any person.


        Section III.4 Consents and Approvals; No Violation. Except as set forth in Schedule 3.4 (the "Required Consents"), neither the execution and delivery by Clark USA, Seller nor Retail Sub of this Agreement nor the consummation by Clark USA, Seller or Retail Sub of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter or bylaws of Clark USA, Seller or Retail Sub, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) pursuant to the HSR Act, and (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or otherwise prevent Clark USA, Seller or Retail Sub from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Material Adverse Effect, (iii) require the consent or approval of any person (other than a Governmental Authority) or violate or conflict with, or result in a breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a Lien on any of the Assets under, any of the terms, conditions or provisions of any contract or license to which Clark USA, Seller or Retail Sub is a party or by which the Assets are bound, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Clark USA, Seller or Retail Sub or the Business, except in the case of clause (iii) or
(iv) any consents and approvals the failure of which to obtain and any violations, conflicts, breaches and defaults which, individually or in the aggregate, would not materially impair the conduct of the Business or result in material Liabilities.


        Section III.5 Financial Statements. (a) Schedule 3.5(a) contains the audited statements of net assets of the Business as of December 31, 1997 and 1998 and the related audited statements of operations and cash flows for each of the years ended December 31, 1998 and 1997 (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP except as set forth therein, consistently applied, from the books and records of Seller, present fairly in all material respects the financial position and results of operations of the Business as of the dates and for the periods indicated. The transfer pricing for gasoline inventory used in the Financial Statements is Opis-low. The amount of collection allowances reflected in the Financial Statements for the year ended December 31, 1998 was $4,106,778.

        (b)  The monthly Working Capital Schedule attached as Schedule
3.5(b) has been prepared in good faith and in a manner consistent with the Financial Statements except as set forth on such Working Capital Schedule, subject to normal year-end adjustments. Notwithstanding any other provision of this Agreement and not subject to any dollar or time limitation contained in Article IX, Buyer and Retail Sub hereby acknowledge and agree that the only remedy for a breach of the representation and warranty set forth in the immediately preceding sentence shall be a recomputation of the Target Working Capital with appropriate pro forma adjustments to Schedule 3.5(b) to correct any such breaches (including any breaches discovered by Seller), that a claim for such remedy may be made no later than April 30, 1999, and that any pursuit of such remedy by Buyer or Retail Sub after the Closing may result in a payment to or from Retail Sub.

        (c) The summary income statement data for the three months ended March 31, 1999 attached as Schedule 3.5(c) have been prepared in a manner consistent with the Financial Statements, subject to normal year-end adjustments, and presents fairly in all material respects the results of operations of the Retail Stores.


        (d) Jobber supply volume for the year ended December 31, 1998 was 118 million gallons. Assuming a supply agreement comparable to the Supply Agreement had been in effect and pro forma volumes of 200 million gallons, $1.8 million represents Seller's good-faith estimate of the pro forma operating contribution of Seller's branded jobber program for the year ended December 31, 1998.

        Section III.6 Undisclosed Liabilities. Except (i) as specifically disclosed herein or in the Schedules hereto, (ii) as reflected, reserved against or otherwise disclosed in the Financial Statements or (iii) for Liabilities incurred in the Ordinary Course of Business since December 31, 1998, the Business does not have any Liabilities that would be required to be reflected on a balance sheet for the Business prepared in accordance with GAAP.

        Section III.7 Absence of Certain Changes or Events. Except as set forth in Schedule 3.7 hereto, since December 31, 1998, the Business has been conducted in the ordinary course consistent with past practice and there has not been:
        (a) any event, occurrence or state of circumstances or facts which has resulted in a Material Adverse Effect;

        (b) except for sales of inventory in the Ordinary Course of Business, any sale, lease, transfer, license or other disposal of any material assets of Seller used primarily in, or necessary to the operation of, the Business other than obsolete, worn-out or surplus equipment or property;

        (c) except in the Ordinary Course of Business any increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to employees of the Business;

        (d) any material change in any method of accounting or accounting policy or practice used by Seller which is applicable to the Business;

        (e) except in the Ordinary Course of Business, any compromise, settlement or waiver of any material Action, Liabilities, Claims or rights relating to the Business; or

        (f) any agreement or arrangement (not already consummated, terminated or expired) granting any rights to purchase or lease any of the Assets other than in the Ordinary Course of Business or requiring the consent of any party to the transfer, assignment or lease of any of the Assets.

        Section III.8 Condition of Assets; Assets Necessary for Business. Except as would not have a Material Adverse Effect, all tangible Assets are in good operating condition and state of repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are currently used by Seller.

The Assets constitute all of the rights, assets and properties of Seller and its Affiliates used in or necessary for the operation of the Business as currently conducted, other than the Excluded Assets. There are no outstanding options or similar rights to purchase any of the Premises or any of the other material Assets.

        Section III.9  Personal Property
        (a) Except as set forth in Schedule 3.9(a) and except for personal property of which Seller is a lessee, all the personal property included in the Assets is owned by Seller free and clear of all Liens other than Permitted Liens and Liens that will be released at or prior to the Closing. Immediately after the Closing, Buyer will have good and valid title to all the personal property included in the Assets, other than leased personal property, free and clear of any Lien other than Permitted Liens and Liens created by, or arising as a result of the ownership of the Assets by, Buyer.


        (b) Except as set forth in Schedule 3.9(b) and except for goods in transit and assets disposed of after the date hereof and prior to the Closing in accordance with the terms of this Agreement, all of the fixtures, plants, buildings, improvements, machinery, equipment, inventory, vehicles, construction in progress and other tangible personal property included in the Assets are located on the Premises.

        (c) The completion of sale or other disposition of the inventory included in the Assets by Seller in the Ordinary Course of Business would not require the consent of any person under, and will not constitute a breach or default under, any contract to which Seller is a party.

        Section III.10  Real Property

        (a) All Leases and other agreements that are included in the Assets pursuant to which Seller leases or otherwise occupies real property as a tenant, are set forth in Schedule 2.1(a)-1 and all Subleases and other agreements that are included in the Assets pursuant to which Seller subleases any real property as lessor or sublessor are set forth on Schedule 2.1(a)-2. True copies of the Leases and Subleases have previously been delivered to Buyer or will be delivered to Buyer within 2 Business Days after the date hereof. With respect to each Lease and Sublease, except as set forth in
Schedule 3.10(a), (i) each Lease and Sublease may be assigned by Seller to Buyer, (ii) each Lease and Sublease is in full force and effect and constitutes a valid and binding obligation of Seller and, to Seller's Knowledge, the other parties thereto, (iii) Seller has not received any notice from the other party to any Lease or Sublease of the termination thereof, (iv) there is no material default or event which, with notice or lapse of time or both, would constitute a material default on the part of Seller (or, to Seller's Knowledge, on the part of any other party thereto) and (v) subject to the receipt of applicable Required Consents, Seller has, and immediately after the Closing Retail Sub will have, good title to the leasehold estates in each parcel of Leased Real Property that is the subject of each such Lease, free and clear of any Lien, except for Permitted Liens and Liens created by, or arising as a result of the ownership of the Assets by, Retail Sub.

        (b) Schedule 2.1(a)-3 contains an accurate and complete list of all real property owned by Seller and used primarily in, or necessary to the operation of, the Business as currently conducted (other than the Excluded Assets). Legal descriptions of the Real Properties, to the extent available, will be delivered to Buyer within ten Business Days after the date hereof. Seller has, and immediately after the Closing Retail Sub will have, good, fee simple title to all Owned Real Property free and clear of any Liens, except for Permitted Liens.

        (c) As of the date hereof, except as set forth on Schedule 3.10(c), there is no pending or, to Seller's Knowledge, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Premises, and Seller has not received any written notice of any of the same.


        (d) Except as would not materially impair the operation of any Retail Store, (i) all Premises and all buildings, structures, fixtures and improvements thereon conform, including usage by Seller, with all applicable contractual requirements and building, zoning, subdivision, land use, fire and other Laws pertaining to or affecting real property, (ii) there are no persons in possession of any of the Real Property other than Seller and other than tenants under the Subleases, (iii) no building or other improvement which is part of any of the Real Property encroaches, in any respect, upon any property owned by any adjacent landowner or upon any real property interest held by any other person with respect to any of the Real Property (including easements on the Real Property) or upon any setback lines or similar restrictions and no asset of any other person encroaches upon the Real Property, (iv) all water, sewer, gas, electricity, telephone and other utilities serving the Real Property are supplied directly to the Real Property by facilities of public utilities and are adequate for the conduct of the Business and (v) each parcel of Real Property abuts on and has direct vehicular access to a public road, or has limited access to a public road via a permanent irrevocable, appurtenant easement benefitting such parcel, and access to such Real Property is provided by paved public rights-of-way with adequate curb cuts available.

        Section III.11 Litigation. Except as set forth in Schedule 3.11, there is no claim, suit, arbitration, action or proceeding pending or, to Seller's knowledge, threatened, against or affecting Seller or the Business which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, order, injunction, writ or ruling of any Governmental Authority or any arbitrator outstanding against Seller which, individually or in the aggregate, has had or which would reasonably be expected to result in a material Assumed Liability.

        Section III.12 Intellectual Property. Schedule 2.1(d) sets forth a true, correct and complete list of all registered copyrights, patents, trademarks, trade names and logos (or applications therefor) owned or licensed by Seller and used primarily in, or necessary to the operation of, the Business as currently conducted. Except as set forth on Schedule 3.12, Seller possesses adequate rights, licenses or other authority to use all copyrights, patents, trademarks and trade names, necessary to conduct the Business as currently conducted. Except as set forth in Schedule 3.12, Seller has not received any notice with respect to any alleged infringement or unlawful or improper use of any copyright, patent, trademark, trade name, or other intangible property right owned or alleged to be owned by others and used in connection with the Business.


        Section III.13 Licenses. Except as set forth in Schedule 3.13, Seller possesses or has been granted all licenses, permits, franchises and other authorizations of any Governmental Authority (collectively, "Licenses") that are material to the operation of the Business as currently conducted. Except as set forth in Schedule 3.13 and except as would not, individually or in the aggregate, result in a material Assumed Liability, all such Licenses are in full force and effect and no proceeding is pending or, to Seller's Knowledge, threatened seeking the revocation or limitation of any such License.

        Section III.14  Labor Matters.  Except as set forth in Schedule 3.14,
(i) there is no labor strike, slowdown, work stoppage, lockout or other material labor dispute pending or, to Seller's Knowledge, threatened against or affecting the Business and, during the past five years, there has not been any such action; (ii) Seller is not a party to or bound by any collective bargaining or guild agreement or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Business; (iii) none of the employees of the Business is represented by any guild or labor organization and Seller has no knowledge of any current union organizing activities among the employees of the Business; (iv) as of the date hereof, there are no unfair labor practice charges or complaints relating to the Business pending or, to Seller's Knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency; (v) there is no material grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Business' employees; and (vi) Seller is in material compliance with all applicable Federal, state and local labor and employment laws and regulations.

        Section III.15  Employee Benefit Plans; ERISA.

        (a) Except as set forth in Schedule 3.15 (the plans disclosed on Schedule 3.15, being the "Seller Plans"), Seller does not sponsor or contribute to any material employee benefit plan, severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program. Schedule 3.15 contains a description of Seller's severance policy. Copies or descriptions of the Seller Plans have been delivered to the Buyer.

        (b) Each Seller Plan has been administered and is in compliance with the terms of such Seller Plan and all applicable laws, rules and regulations where any noncompliance would result in a material Assumed Liability.

        Section III.16  Material Contracts.
        (a) Schedule 3.16 lists as of the date hereof all written contracts, agreements, commitments and personal property leases which primarily relate to the Business (other than the Leases and related agreements) and which meet the criteria specified in the paragraphs below:

        (i) involve future expenditures or receipts or other performance with respect to goods or services having a total value in excess of $250,000;

        (ii)  	involve a lease, sublease, installment purchase
or similar arrangement for the use of personal property which involves a total consideration in excess of $250,000;

        (iii)  	any employment agreement;

        (iv)  	any retention or severance agreement or sale
bonus agreement;

        (v)  	any collective bargaining agreement or union
contract;

        (vi)  	involve a consulting relationship which involve
total consideration in excess of $50,000 during the term of such agreement;

	(vii)  	any agreement with or for the benefit of any
Affiliate of Seller;

        (viii) contain commitments of suretyship, guaranty or indemnification (except for guarantees, warranties and indemnities provided by Seller in the Ordinary Course of Business);

	(ix)  	involve the development of any of the Premises
or provide for improvements thereto;

	(x)  	contain covenant not to compete or other
limitation on ability of Seller to engage in any line of business;

	(xi)  	Franchise Contracts; or

        (xii) involve payments to or by Seller in respect of the Business over the term in excess of $250,000 which may not be terminated on 30 days or less notice without penalty.
        (b) Except as otherwise indicated in Schedule 3.16 and except as would not result in a material Liability, with respect to the contracts required to be disclosed on Schedule 3.16, (i) Seller is not in default of any obligation under any of such contracts, (ii) to Seller's Knowledge, no other party to any of such contracts is in default of any obligation thereunder,
(iii) there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute a default thereunder, except for the failure to obtain any necessary consents, and (iv) each such contract is a valid and binding obligation of Seller and is in full force and effect and, to Seller's Knowledge, each such contract is a valid and binding obligation of the other parties thereto.
        (c)   No party to any Assumed Contract is an Affiliate of Seller.


        Section III.17 Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect and except as set forth in Schedule 3.17:

        (i) Seller is in compliance with all Environmental Laws applicable to the Business or the Assets, including Subtitle I of the Resource Conservation and Recovery Act and its implementing regulations and any analogous state statutes or regulations. Seller has obtained, and is in compliance with, all Environmental Permits and other authorizations of Governmental Authorities, including underground storage tank registrations, required under Environmental Laws regarding the Business or the Assets. Seller has not received any written communication from any Governmental Authority or any other person that alleges that the Business is not in compliance with such Environmental Laws or is otherwise subject to Liability under Environmental Laws.

        (ii) There is no litigation or administrative proceeding under any Environmental Law or any other Environmental Claim pending or, to Seller's Knowledge, threatened relating to the Business or the Assets.

        (iii) Materials of Environmental Concern have not been released or threatened to be released at or from any of the Assets or any real property formerly owned or operated by the Seller in connection with the Business.

        (iv) In regard to the Business and the Assets, Seller has not entered into, and is not subject to, any judgment, order or legally binding agreement relating to compliance with, or liability under, Environmental Laws or the investigation, monitoring or remediation of releases or threatened releases of Materials of Environmental Concern.

        (v) Seller has made available to Buyer all material written environmental assessments or reports in the custody or control of Seller relating to the Business and the Assets regarding compliance with, or liability under, Environmental Laws, including any investigative reports regarding the release of Materials of Environmental Concern at or from the Assets or any real property formerly owned or operated by the Seller in connection with the Business.

        (vi) Seller has filed or caused to be filed all reports required under Environmental Laws to be filed with respect to all of the Real Property and the facilities thereon and, to the extent required under Environmental Laws, has generated and maintained all required data, documentation and records under all Environmental Laws with respect thereto.

        (vii) All underground storage tanks at the Seller Retail Stores are in compliance with 40 CFR CH1 280.21.

        (b) As of the date hereof, no part of any of the Real Property has been listed, or to Seller's Knowledge proposed for listing, on the National Priorities List of the United States Environmental Protection Agency or any similar listing maintained by any state or local regulatory agency of sites where Materials of Environmental Concern releases might have occurred.

        Section III.18 Brokers, Finders, etc. Neither Seller nor any of its Affiliates have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement, other than those payable to Credit Suisse First Boston or to Affiliates of Seller, all of which will be paid by Seller.


        Section III.19  Transactions with Affiliates.  Except as set forth in
Schedule 3.19, there are no agreements or other transactions relating to the Business between Seller and any of its Affiliates other than transactions which are on commercial arm's length terms.

        Section III.20 Compliance with Laws. The conduct of the Business complies in all material respects with all material federal, state and local Laws.

        Section III.21 Insurance. The material Assets which are of an insurable character and are used or useful in the Business are insured against loss or damage by fire or other material risks, and Seller maintains liability insurance to the extent and in the manner and covering such material risks as is customary for companies engaged in a business similar to the Business or owning assets similar to the Assets. All material insurance policies with third party insurers relating to the Business are identified on Schedule 3.21. The coverage under such insurance policies is in full force and effect, and no notice of cancellation or nonrenewal thereunder has been received by Seller.


        Section III.22 Year 2000. Seller has taken reasonable actions to facilitate the Assets and Business being Year 2000 compliant. For purposes of this Section, "Year 2000 compliant" means, with respect to Seller's information technology, the information technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology used in combination with the information technology being acquired, properly exchanges date/time data with it. For purposes of this Section, "information technology" includes computer software, computer firmware, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized or software systems that are used or relied on by Seller in the conduct of the Business.

        Section III.23 Books of Account. Seller has and maintains an internal accounting system sufficient in all material respects to permit preparation of financial statements in accordance with GAAP.

        Section III.24 Retail Stores. The Seller Retail Stores, the service stations and convenience stores operated by the Jobbers and those service stations and convenience stores (if any) set forth on Schedule 2.2(l) constitute all service stations and convenience stores operated in the Business. Seller has not entered into any commitment or agreement for the expansion or closing of any of the Retail Stores. All service stations or convenience stores owned by Seller and not used in the Business are set forth on Schedule 2.2(l).

        Section III.25 Jobbers. Schedule 1.1(a) sets forth under the heading "Franchisee Operated": (i) each party to any Franchise Contracts with Seller and (ii) the location at which each Jobber operates a service station or convenience store pursuant to such Franchise Contract. Seller is in material compliance with PMPA with respect to each such Jobber, and Seller has not terminated any other Franchise Contract no longer in effect in violation of PMPA. The consummation of the transactions contemplated hereunder will not result in a violation of PMPA or a termination of any Franchise Contract. Seller has delivered or made available to Buyer complete and correct copies of all Franchise Contracts currently in effect.


        Section III.26  Taxes.  There are no
Liens for Taxes upon the Assets except for statutory Liens for Taxes not yet due or taxes being contested in good faith. With respect to the Business and for all tax years for which the statute of limitations has not yet expired, Seller has collected, and remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales, motor fuel and use tax statutes and regulations. None of the Assets is an asset or property that is or will be required to be treated as (i) described in
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. Except as set forth on Schedule 3.26 and except with respect to income taxes, no Governmental Authority is conducting an audit of Seller with respect to the Business nor has any Governmental Authority asserted any claim in writing for the assessment of any additional liability with respect to such taxes other than income taxes. Schedule 3.26 sets forth all collection allowances which Seller receives with respect to Taxes on the purchase and sale of any inventory in the Business. The transfer of the Assets by Seller to Retail Sub followed by the immediate sale of shares of Retail Sub common stock to Newco and Buyer pursuant to Section 2.5(b), shall be treated by the parties as a transaction that does not qualify for tax treatment under Section 351 of the Code, and Seller shall report the transaction as such on its tax returns.


        Section III.27 No Implied Representations. Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to the value, condition, merchantability or suitability as
to any of the Assets.   In furtherance and not in limitation of the foregoing,
it is expressly understood by each party hereto that any cost estimates, projections, predictions or other information contained or referred to in the offering materials or other documents that have been provided or made available to Buyer are not and shall not be deemed to be representations or warranties of Seller.

                                ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as of the date hereof as follows:

        Section IV.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Buyer or on the ability of Buyer to satisfy its obligations hereunder (a "Buyer Material Adverse Effect").


        Section IV.2  Authority.  Buyer has the
requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery hereof by Seller, is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

        Section IV.3  Consents and Approvals; No Violation.
Neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter or bylaws of Buyer,
(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) pursuant to the HSR Act, or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Buyer Material Adverse Effect or (iii) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer other than such violations and conflicts, which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.


        Section IV.4  Litigation   There is no claim, suit, arbitration, action
or proceeding pending or, to Buyer's knowledge, threatened, against or affecting Buyer which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby, nor is there any judgment, decree, order, injunction, writ or ruling of any Governmental Authority or any arbitrator outstanding against Buyer which, individually or in the aggregate, has had or which would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

        Section IV.5 Brokers, Finders, etc. Neither Buyer nor any of its directors, officers or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement, except those payable to Celera Strategic Resource Partners, LLC or Affiliates of Buyer, which will be paid by Retail Sub.

        Section IV.6 Financial Capability. Buyer has received a legally binding executed commitment from Apollo Management IV, L.P. for $52 million in the form previously delivered to Seller (the "Equity Commitment Letter"), which provides that Seller is a third party beneficiary thereof. Buyer has received a legally binding executed commitment from external financing sources for $190,000,000 in the form previously delivered to Seller (the "Debt Commitment Letter").

                                        ARTICLE V
                        COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section V.1 Conduct of Business. From the date hereof through the Closing Date, except as may be expressly permitted or contemplated by this Agreement or as otherwise agreed to in writing by Buyer, Seller shall cause the Business to be conducted in the usual, regular and Ordinary Course of Business and shall use commercially reasonable efforts to preserve intact the Business, keep available the services of the Business' employees and preserve its relationships with customers, suppliers, licensees, licensors, distributors, agents and others having business dealings with the Business. From the date hereof through the Closing Date, Seller shall (i) maintain in all material respects the Business' inventory (including motor fuel, gasoline convenience items, supplies, parts and other materials) and keep the Business' books of account, records and files, in each case in the Ordinary Course of Business, and (ii) use all reasonable efforts to maintain in full force and effect property damage, liability and other insurance with respect to the Assets and the Business providing coverage against such risks and in at least the amounts as provided by the insurance policies currently maintained by Seller, (iii) maintain the Assets, taken as a whole, in the Ordinary Course of Business and in all material respects in as favorable a condition as the same are in on the date hereof, except for normal wear and tear; (iv) reapply for necessary Licenses in the Ordinary Course of Business; (v) replace, to the extent in accordance with past practice, inoperable, worn-out, obsolete or destroyed Assets; (vi) make timely payments on accounts payable and other Liabilities of the Business in the Ordinary Course of Business; (vii) deliver or cause to be delivered to Buyer, promptly after receipt of the same, copies of all written notices of any material violation of or material non-compliance with any Law issued by any Governmental Authority with respect to the Business or any of the Assets and received by Seller or by any Affiliate of Seller after the date of this Agreement; (viii) deliver or cause to be delivered to Buyer, promptly after receipt or delivery (as applicable) of same, copies of all written notices ofmaterial violation of or material defaults under any Assumed Contract and received by Seller or by any Affiliate of Seller or delivered by Seller or by any Affiliate of Seller after the date of this Agreement; (ix) use reasonable commercial efforts to obtain the renewal or extension of any Leases that are scheduled to expire prior to Closing and (x) make capital expenditures so that the total capital expenditures for the Business (other than for environmental remediation and other than those relating to the replacement of casualty, damage or destruction of Assets) between January 1, 1999 and the Closing Date are at least $3,250,000. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, except as set forth in Schedule 5.1, Seller shall not:
        (a   sell, lease, transfer, mortgage or otherwise encumber any As-
sets, other than in the Ordinary Course of Business;

        (b   enter into any contract of employment, collective bargaining agreement, guild contract or other labor contract, or permit any increases or changes in the compensation or benefits of any employees of the Business except for annual salary increases in the Ordinary Course of Business, except as otherwise required by applicable Law;

        (c   enter into any contract, license or other agreement that
contains any provision that, as a result of the consummation of the transactions contemplated by this Agreement, would (assuming that the other party's consent or approval is not obtained, to the extent required) result in any penalty, additional payments or forfeiture that would be payable or suffered by Buyer at or after the Closing Date;

        (d   relocate any of the employees of the Business to any other business, division or operation of Seller or its Affiliates;

        (e   sell, assign or create any right, title or interest in or to the Real Property or the Leases included in the Assets;

        (f   acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, any person or any division thereof or (ii) any assets that are material, individually or in the aggregate, to the Business (excluding inventory purchased in the Ordinary Course of Business);

        (g   except with Buyer's prior written consent, which consent may not be unreasonably withheld or delayed, amend, terminate or waive any material rights under any contract or enter into any contract, in each case which is identified on Schedule 3.16 or would be required to be identified on Schedule 3.16 if entered into after the date hereof;

        (h      engage in any discussions, or solicit or encourage any
discussions, regarding the sale, purchase or lease of any of the material Assets or the Business (other than sales, purchases and leases of Assets in the Ordinary Course of Business), including by merger or consolidation; or

        (i   agree or commit to do any of the foregoing.

                                ARTICLE VI
                           ADDITIONAL AGREEMENTS


       Section VI.1  Access to Information.  Upon reasonable notice Seller
shall afford to   Buyer and its officers, employees, accountants, counsel,
financial advisors and other representatives, access during normal business hours throughout the period prior to the Closing Date to all of the properties, books and records and employees relating to the Business, and, during such period, Seller shall furnish to Buyer such information concerning the Business in Seller's possession as Buyer may reasonably request. Unless otherwise required by Law, Buyer will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Buyer. All requests for such access shall be made to such representatives of Seller as Seller shall designate in writing to Buyer (the "Seller Representatives"), which Seller Representatives shall be solely responsible for coordinating all such access. Neither Buyer nor its representatives shall contact any of the employees, customers, suppliers or franchisees of Seller without specific authorization from the Seller Representatives.

        Section VI.2 Filings. As promptly as practicable after the date of this Agreement, Seller and Buyer shall make or cause to be made all filings and submissions under Laws applicable to Seller and Buyer, if any, as may be required for the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall coordinate and cooperate in exchanging such information and providing such reasonable assistance as may be requested by either of them in connection with the filings and submissions contemplated by this Section 6.2.

        Section VI.3  Consents.  Each of the parties
hereto shall use all reasonable efforts to obtain as soon as practicable consents of all Governmental Authorities and other persons necessary for the consummation of the transactions contemplated by this Agreement; provided that, no party shall be required to make any payment to any party to any agreement of the Business in connection with the obtaining of such consents. If any consents are required from third person (other than Governmental Authorities), Seller and Buyer shall jointly communicate with such third persons in obtaining such consents.

        Section VI.4  Certain Tax MattersSection VI.4  Certain Tax
Matters.
        (a   Seller and Retail Sub shall each pay one-half of  all sales, transfer and similar Taxes arising from, or attributable or related to, the sale, transfer or assignment to Retail Sub (or any of Retail Sub's subsidiaries) of any of the Assets pursuant to this Agreement.

        (b   The parties hereto shall provide each other with (i) such
assistance as may be reasonably requested in connection with the preparation of any Tax return, any audit, or any claim of refund or credit in respect of Taxes and (ii) any records or other information relevant to such Tax returns, audits, or claims.

        (c   If, and to the extent that, Buyer or Retail Sub receives any
Tax refund or credit due to Seller pursuant to this Agreement and which was not included as an Asset in the Final Closing Working Capital, Buyer shall promptly reimburse Seller in an amount equal to such refund or credit.

        Section VI.5  Agreement to Cooperate; Further Assurances.

        (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including providing information and using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings (including under the HSR Act). After the Closing Date, Buyer and Retail Sub shall, at reasonable times, permit Seller to make reasonable examination of the books and records of the Business relating to time periods ending at or prior to the Closing Date and shall permit Seller to make copies of the relevant portions of such books and records at Seller's expense, in each case to the extent necessary for Seller or its Affiliates to comply with applicable legal, Tax or accounting requirements. After the Closing Date, Seller shall, at reasonable times, permit Buyer and Retail Sub to make reasonable examinations of the books and records of the Business still in the possession of Seller and relating to time periods ending at or prior to the Closing Date and shall permit Buyer and Retail Sub to make copies of the relevant portions of such books and records at their expense, in each case to the extent necessary for Buyer, Retail Sub or their Affiliates to comply with applicable legal, Tax or accounting requirements.

        (b) In case at any time after the Closing Date any further action is necessary or desirable to transfer any of the Assets to Retail Sub or otherwise to carry out the purposes of this Agreement, the proper officers and directors of Retail Sub and Seller shall execute such further documents (including assignments, acknowledgments and consents and other instruments of transfer) and shall take such further action as shall be necessary or desirable to effect such transfer and to otherwise carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable Law. Seller shall cooperate with, and use all reasonable efforts to assist, Buyer in obtaining UCC termination statements and mortgage releases. Seller shall cooperate with Buyer in identifying Licenses relating to the Business and provide reasonable assistance to Buyer in effecting the transfer or obtaining thereof. To the extent that any contract or other agreement contemplated to be assigned to and assumed by Retail Sub hereunder may not be assumed by or assigned to Retail Sub as the result of any failure to obtain the Required Consent of any third person or to the extent the assumption or assignment thereof would constitute a breach thereof or a violation of any applicable law, this Agreement shall not constitute an assumption and assignment thereof nor an attempted assumption and assignment thereof. To the extent any such consent has not been obtained as of the Closing, Seller shall, during the remaining term of such contract or other agreement, use all reasonable efforts, to (i) obtain such consent and (ii) to cooperate with Buyer in any reasonable and lawful arrangement designed to provide the benefits and obligations of such contract or other agreement to Retail Sub.


        (c) Prior to Closing, Buyer shall use all reasonable efforts to assist and otherwise facilitate Retail Sub obtaining the financing referred to in the Debt Financing Letter. Seller shall cooperate with and provide reasonable assistance to Buyer and Retail Sub in connection with Buyer's obligations under this Section 6.5(c).

        Section VI.6  Public Announcements.
        The parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement, or the transactions contemplated hereby, and shall not issue any such press release or public announcement prior to such consultation or to which the other party shall reasonably object, except as may be required by applicable Law, court process or by obligations of such party or its Affiliates pursuant to any listing agreement with any national securities exchange.


        Section VI.7  Confidential Information.
        Buyer shall not disclose any information received by Buyer from or with respect to Seller or Retail Sub that is confidential or proprietary in nature, unless (a) such information is or becomes generally available to the public (other than as a result of the disclosure thereof in violation of this Section 6.7), (b) was already known to Buyer on a non-confidential basis prior to its disclosure to Buyer by Seller or any of their Affiliates or (c) is or becomes available to Buyer from a third party not known by Buyer, after due inquiry, to be under an obligation of confidentiality to Seller or any of its Affiliates. If this Agreement terminates, any documents furnished to Buyer by Seller or any of its Affiliates shall promptly be returned to Seller or, at the option of Seller, destroyed by Buyer (such destruction to be certified by Buyer to Seller). After the Closing, except as required by law or legal process or in connection with Seller's discharge of the Retained Liabilities and its obligations under Article IX, Seller and Clark USA shall not disclose any information regarding Buyer, Retail Sub or the Business or the Assets that is confidential or proprietary in nature unless such information is or becomes generally available to the public (other than as a result of the disclosure thereof in violation of this Section 6.7) and Seller gives Buyer notice of its intention to disclose such information. This provision is in addition to and not in substitution of any confidentiality agreement executed by any party hereto.

        Section VI.8  WARN.  Retail Sub agrees to assume
responsibility for giving all notices required by the WARN Act, or any similar state law or regulation, to assume liability for any alleged failure to give such notice, and to indemnify and hold harmless Seller and its Affiliates for any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or a "mass layoff" occurring at the Business on or after the Closing Date (other than at the Corporate Office). For purposes of this Agreement, the Closing Date is the "effective date" for purposes of the WARN Act.

        Section VI.9  Employment and Employee Benefits Arrangements.


        (a   Effective as of the Closing Date, Buyer shall cause Retail
Sub to offer at will employment to all of Seller's employees employed at the Retail Stores and Seller's employees identified on Schedule 6.9 (including those on leaves of absence, whether short-term, long-term, family, maternity, disability, paid, unpaid or other) ("Retail Employees") (each such Retail Employee who accepts such offer of employment, a "Transferred Employee" and each such Retail Employee who does not accept such offer of employment, a "Non-Transferred Employee"). Buyer shall cause Retail Sub to for one year from the Closing Date provide Transferred Employees with salary and wages that, in the aggregate, are no less favorable than the salary and wages provided to Seller's employees as of the date of this Agreement. Retail Sub shall be liable for, and indemnify and hold Seller harmless from, all severance benefits or other amounts (including all amounts payable under or with respect to any employment contracts and any damages with respect thereto) that are due and payable to Non-Transferred Employees as a result of the termination of their employment or to any Transferred Employees as a result of the transactions contemplated by this Agreement.

        (b Buyer will cause Retail Sub to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Business under any welfare plan that such employees may be eligible to participate in after the Closing, (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing and
(iii) provide each employee with credit for all service with Seller and its Affiliates under each employee benefit plan, program, or arrangement of the Buyer or its Affiliates in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.


        (c) Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Retail Sub in accordance with any employee benefit plan, program or arrangement of Retail Sub in which such employees are eligible to participate.
 For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the disability occurs and, in the case of a hospital stay, when the employee first enters the hospital.

        (d) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date (the "Vacation Policy"), to the extent accrued in the Final Closing Working Capital, Retail Sub shall allow such employee to use such accrued vacation; provided, however, that if Retail Sub deems it necessary to disallow such employee from taking such accrued vacation, Retail Sub shall be liable for and pay in cash to each such employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; provided, further, that Retail Sub shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason prior to the close of business on the last calendar day of the year during which the Closing Date occurs.

       (e) Nothing herein expressed or implied shall confer upon any of the employees of Seller, Buyer, or any of their Affiliates, any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement.

        Section VI.10  Non-Solicitation of Employees; No Transfers.

        (a   Each of Clark USA and Seller agrees that it will not, for a period commencing on the date hereof and ending on the second anniversary of the Closing Date, without the prior written consent of Buyer, directly or indirectly, solicit the employment of any person who is at that time an employee, representative or officer of the Business and who was prior to the Closing an employee of Seller and had a salary in excess of $50,000 per year.


        (b   Except as set forth in Section 6.9(a), each of Buyer and
Retail Sub agrees that neither it nor any of its subsidiaries will, for a period commencing on the date hereof and ending on the second anniversary of the Closing Date, without the prior written consent of Seller, directly or indirectly solicit the employment of any person who is at that time an employee, representative or officer of Seller or any of its Affiliates and who has a salary in excess of $50,000 per year.


        Section VI.11  Phase I Environmental Inspection.
        Buyer shall have until 45 days after the date hereof to perform at its expense a phase I environmental inspection on the Retail Stores and the real property on which they are situated. The phase I inspection shall not include any drilling or other subsurface testing or activity. Buyer acknowledges that it is prohibited from conducting any drilling or other subsurface testing or activity at the Retail Stores and the retail property on which they are situated. Buyer shall give Seller no less than forty-eight (48) hours notice prior to undertaking any inspection so that Seller or its representatives may be present during the inspection. Any environmental inspection shall be conducted in a manner so as not to damage any of the Retail Stores or the real property on which they are situated. If any damage is caused, Buyer agrees to immediately repair and restore the Retail Stores and the real property on which they are situated to their former condition. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all Claims, demands and causes of action for personal injury (including death) or loss to persons or property (including Buyer and its agents, servants, employees, customers, contractors and the property of any of them) and/or costs and expenses (including interest, penalties and reasonable attorneys' fees) arising from such entry upon, use or occupancy of the Retail Stores; provided that Buyer has no obligation to indemnify, defend or hold Seller harmless with respect to any matter arising out of Seller's own negligence or willful misconduct. Buyer shall furnish Seller with a copy of each report setting forth the results of any phase I inspection performed by Buyer if the Closing does not occur. Buyer shall keep all information regarding the environmental condition of the Retail Stores confidential and shall not submit a copy of any report to any third party other than Buyer's attorneys and accountants unless specifically required to do so by applicable law, and if so required, shall simultaneously provide to Seller a copy of any information submitted to such third party.

        Section VI.12  Non-Competition; Clark Name.
        (a) Neither Seller nor Seller's Affiliates (which, for purposes of this Section 6.12(a), shall not include any controlling Affiliate of Clark USA other than Superholdco) shall, for a period of three years after the Closing Date, directly or indirectly, engage in the United States in the (i) convenience store business or (ii) the gasoline or petroleum products retailing business (such businesses, "Subject Businesses"); provided that, Seller and its Affiliates, without violating this covenant, may acquire any company (including by means of a merger or consolidation) or business and operate and expand such company or business, in each case which is not primarily engaged in the Subject Businesses at the time of such acquisition.

        (b) At the Closing, the parties hereto shall enter into the Trademark License Agreement in the form of Exhibit G (the "Trademark License Agreement"), pursuant to which Retail Sub shall grant Seller and its Affiliates a temporary royalty-free license to use the words "Clark Refining" in their corporate and trade names in their other current businesses (other than the Business) for a period of one year after the Closing Date. Seller will not sell branded gasoline under the "Clark" name.


        Section VI.13  Transition Services; Supply Agreement;
Software License Agreement.

        (a) At the Closing, Seller and Retail Sub shall enter into a transition services agreement (the "Transition Services Agreement") in the form of Exhibit H pursuant to which Seller will provide to the Business the services listed therein for a period of six months.

        (b) At the Closing, Seller and Retail Sub shall enter into a hydrocarbon supply agreement (the "Supply Agreement") incorporating the terms set forth on Exhibit F (which sets forth the principal business terms thereof). After the date hereof and prior to the Closing Date, Buyer and Seller shall negotiate in good faith and use all reasonable efforts to agree to the form of such Supply Agreement as promptly as practicable.

        (c) At the Closing, the Seller shall provide Retail Sub a perpetual royalty-free license to use the software identified on Schedule 6.13.
        Section VI.14  Intercompany Accounts.
        Immediately prior to the Closing, all intercompany receivables or payables then existing between the Business, on the one hand, and the other businesses of Seller and Affiliates of Seller, on the other hand, shall be canceled (except to the extent included in Final Closing Working Capital), and the Closing Financial Data prepared pursuant to Section 2.8 hereof shall be prepared accordingly.

        Section VI.15  Real Property Documents.
        Within 45 days after the date of this Agreement, Buyer will, at Buyer's expense, obtain in form and substance reasonably satisfactory to Buyer the following with respect to the Real Property:
        (a) ALTA/ASCM land surveys (the "Surveys") with respect to the Owned Real Property; and

        (b) the Title Commitments issued by the Title Insurer to Buyer for ALTA Form B Owner's Title Insurance Policies in minimum amounts to be determined by Buyer as of the Closing Date covering all of the Owned Real Property, showing ownership of the Owned Real Property, subject only to the Permitted Liens. By way of extended coverage or special endorsement, each such Title Commitment will obligate the Title Insurer to issue an endorsement deleting all policy general exceptions and an access endorsement (to the extent available under state title insurance Laws or not expressly part of the title policy coverage) to all portions of the Owned Real Property (including an access endorsement that specifically guarantees ingress and egress to each of the Owned Real Property). In addition, Seller shall reasonably assist Buyer in obtaining for each such Title Commitment insurance against violations of restrictive covenants and a zoning endorsement and such other endorsements as Buyer may require, in each case reasonably satisfactory to Buyer. All such endorsements and insurance are to be in such form as is reasonably satisfactory to Buyer (the "Title Insurance Policies"). Seller will provide to the Title Insurer such affidavits and other documents as the Title Insurer may reasonably request to issue such Title Insurance Policies, including access endorsements (but shall not be required to execute any documents under which it would have liability in order to procure other endorsements). Seller acknowledges that Buyer may also wish to obtain leasehold title policies covering the Leased Real Property and Seller will reasonably cooperate with the title insurer so that such policies may be issued; provided however, that Seller shall not be required to cause evidence of any lease to be placed of record or expend any monies.


        Section VI.16  Certain Liabilities.
        On and after the Closing, Retail Sub shall agree to indemnify
Seller for its Liabilities under such Seller employee benefit plans, Liabilities under Section 2.3(b)(ix) and (x) and Liabilities for Taxes (other than income Taxes) as would be reflected as a current liability on Seller's balance sheet (collectively "Reserve Liabilities"). Retail Sub shall have no obligation under this Section 6.16 in excess of the amount ("Reserve Cap") which are shown as a current liability with respect to Reserve Liabilities in the calculation of Closing Working Capital. In the calculation of Closing Working Capital it will be assumed that Retail Sub's obligations under this
Section 6.16 is a current liability in the amount of the Reserve Cap. Retail Sub will pay to Seller or Seller's designee, any amounts due under Reserve Liabilities at such time as such payments must be made by Seller or Seller's designee. On the first year anniversary of the Closing Date, Retail Sub shall pay to Seller the excess of the Reserve Cap over all payments made by Retail Sub under this Section 6.16 over the prior year. After such payment, Retail Sub's obligations under this Section 6.16 will terminate.

        Section VI.17  Revolver.
        It is the understanding of the parties hereto that Buyer will use commercially reasonable efforts to obtain by Closing a senior working capital facility for Retail Sub.

                                ARTICLE VII
                                CONDITIONS

        Section VII.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby.
The respectiveobligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
        (a   The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired;


        (b   No temporary restraining order, preliminary or permanent
injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect (each party agreeing to use all reasonable efforts to have any such injunction, order or decree lifted); and

        (c   No action shall have been taken, and no Law shall have been enacted, by any state or Federal government or governmental agency which would prevent the consummation of the transactions contemplated by this Agreement or impose material conditions with respect thereto.

        Section VII.2 Conditions to Obligations of Buyer to Effect the Transactions Contemplated Hereby. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions unless and only to the extent waived in writing by Buyer:


        (a) (i) Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or
prior to the Closing Date;   (ii) the representations and warranties of
Seller contained in this Agreement (other than in Section 3.10 (b), (c) and (d)) (x) shall be true and correct in all material respects at and as of the date hereof and (y) shall be true and correct at and as of the Closing Date except as would not have a Material Adverse Effect as if made at and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date); (iii) the representations and warranties of Seller contained in Sections 3.10(b), (c) and (d) shall be true and correct at and as of the date hereof except as would not have a Material Adverse Effect and shall be true and correct at and as of the Closing Date except as would not have a Material Adverse Effect as if made at and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date); and (iv) Buyer shall have received a certificate signed on behalf of Seller by an executive officer thereof to the effect of clauses (i), (ii) and (iii);

        (b) All consents required to assign or transfer any of the Assumed Contracts (other than the Leases) shall have been obtained, other than any such consent which, if not obtained, would not reasonably be likely to have a Material Adverse Effect.

        (c) Retail Sub shall have received financing in the amount and on the terms at least as favorable to Retail Sub as those set forth in the Debt Commitment Letter and on such other terms as are reasonably satisfactory to Buyer.

        (d) Buyer has received the Real Property Documents in accordance with the standards and pursuant to the procedures provided in Section 6.15, except as would not have a Material Adverse Effect.

        (e) Seller and Retail Sub shall have entered into the Supply Agreement in the form reasonably satisfactory to Buyer and Seller and the Transition Services Agreement.

        (f)     Newco shall have been capitalized in accordance with Section
2.5 and shall have entered into the Stockholders Agreement.

        (g) The lenders under Seller's senior credit facility shall have consented to the transactions contemplated hereby and shall have released all Liens on any of the Assets securing such senior credit facility.


        (h) Seller shall have paid the sale bonus and severance bonus to Brandon K. Barnholt, Robert Hamer and John Hammer (collectively, the "Executives") pursuant to that letter agreement dated May 8, 1999 among Seller and the Executives, provided that the condition set forth in this paragraph (h) shall have no force and effect if such Executives have not executed and delivered an unconditional release of Seller's obligations to such Executives.

        Section VII.3 Conditions to Obligations of Seller and Retail Sub to Effect the Transactions Contemplated Hereby. The obligations of Seller and Retail Sub to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:
        (a   Buyer shall have performed in all material respects all
obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and Seller shall have received a certificate signed on behalf of Buyer by an executive officer thereof to such effect.

        (b) Retail Sub shall have obtained debt financing in an amount sufficient to pay the Note Amount.

        (c) The lenders under Seller's senior credit facility shall have consented to the transactions contemplated hereby and shall have released all Liens on any of the Assets securing such senior credit facility.

                         ARTICLE VIII
                         TERMINATION

        Section VIII.1  Termination.
        This Agreement may be terminated at any time prior to the Closing by:

        (a   the mutual written consent of Seller and Buyer;

        (b   either Seller or Buyer if (i) the transactions contemplated hereby shall not have been consummated on or before August 31, 1999;
(ii) the lenders under Seller's senior credit facility shall not have consented to the transactions contemplated hereby by May 21, 1999 (provided that this Agreement may not be terminated pursuant to this clause (ii) after such consent has been obtained); or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable;
provided, that the right to terminate this Agreement under

        Section 8.1(b)(i) hereof shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.


        Section VIII.2 Effect of Termination. (a) In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1 hereof, this Agreement shall forthwith become void (except as set forth in this Section 8.2, in Sections 6.6 and 6.7, and Article X (other than Section
10.6 and 10.12) hereof, which shall survive the termination) and there shall be no liability on the part of Buyer or Seller or their respective officers or directors except for any breach of any of its obligations under Sections
6.6 and 6.7 and Article X (other than Sections 10.6 and 10.12) hereof. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any wilful breach of this Agreement.
        (b) If this Agreement has been terminated pursuant to Section 8.1(b)(ii) and, prior to December 31, 1999, Seller enters into an agreement with another party to sell the Business, upon consummation of such sale, Seller shall pay Buyer $7 million.

                                ARTICLE IX
                        SURVIVAL; INDEMNIFICATION

        Section IX.1 Survival. The representations and warranties set forth in Articles III and IV shall survive the Closing until April 30, 2001 (other than those contained in the last sentence of Section 3.10(b) and clause (iii) of Section 3.10(d) (the "Title Representations") which shall survive until the fifth anniversary of the Closing Date and other than those contained in
Section 3.1(b) which shall survive in perpetuity).

        Section IX.2  Indemnification by Buyer or Seller.


        (a   From and after the Closing Date, Retail Sub shall indemnify and hold harmless Seller, Seller's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Losses suffered or incurred by any such indemnified person arising from
(i) any breach of, or inaccuracy in, any representation or warranty of Buyer contained in Article IV or in any certificate relating thereto delivered pursuant to Section 7.3(a), (ii) any breach of any covenant of Buyer contained in this Agreement and (iii) all Assumed Liabilities; provided that, Retail Sub shall not have any obligation under the preceding clauses (i) or (ii) unless the aggregate Losses under such clauses exceed on a cumulative basis $4 million in which case Retail Sub shall be liable for amounts only in excess of such amount; provided further that, Retail Sub shall not have any obligation under the preceding clauses (i) or (ii) in excess of $50 million in the aggregate on a cumulative basis.


        (b   From and after the Closing Date, Seller shall indemnify and hold harmless Retail Sub, Buyer, Buyer's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Losses suffered or incurred by any such indemnified person arising from
(i) any breach of, or inaccuracy in, (A) any representation or warranty of Seller contained in Article III other than Sections 3.5(b) and 3.10(b), (c) and (d) (which representations and warranties in Article III, other than those contained in Sections 3.5, 3.7(a), 3.8, 3.14(i) and 3.17, shall be deemed to have been made without any materiality or Material Adverse Effect qualification) or in any certificate relating thereto delivered pursuant to
Section 7.2(a) and (B) any representation or warranty of Seller contained in
Section 3.10(b), (c) and (d) or in any certificate relating thereto delivered pursuant to Section 7.2(a); (ii) any breach of any of covenant of Seller contained in this Agreement (other than Section 6.15) (iii) subject to
Section 9.4, any Environmental Claims relating to Identified Contamination Sites (other than Losses arising from the release after the Closing of Materials of Environmental Concern), (iv) subject to Section 9.4, any Environmental Claims related to Unknown Sites (other than Losses arising from the release after the Closing of Materials of Environmental Concern) and
(v) all Retained Liabilities (including Liens arising out of Retained Liabilities); provided that, (w) except with respect to any breach of the representations and warranties contained in Section 3.1(b), Seller shall not have any obligation under the preceding clauses (i)(A) and (ii) (other than with respect to any breach of clause (x) of Section 5.1) unless the aggregate Losses under such clauses exceed on a cumulative basis $4 million in which case Seller shall be liable for amounts only in excess of such amount, (x) Seller shall not have any obligation under the preceding clause (i)(B) unless the aggregate Losses under such clause with respect to such breaches exceed on a cumulative basis $1 million in which case Seller shall be liable for amounts only in excess of such amount, (y) with respect to the first $5 million of Losses with respect to Identified Contamination Sites under the preceding clauses (i)(A) and (iii), Seller shall be responsible for 50% of such Losses (except that, if Losses exceed $2 million in the first year after the Closing Date, Seller shall be responsible for all Losses for such first year in excess of $1 million) and Seller shall be responsible for all Losses in excess of such $5 million plus any Losses in excess of $1 million for such first year and (z) Seller shall not have any obligation with respect to any particular Unknown Site under the preceding clauses (i)(A) and (iv) unless the aggregate Losses with respect to such Unknown Site under such clauses exceed on a cumulative basis $50,000, in which case Seller shall be liable for amounts only in excess of such amount; provided further that, except with respect to any breach of the Title Representations or the representations and warranties contained in Section 3.1(b), Seller shall not have any obligation under the preceding clauses (i) and (ii) in excess of $50 million in the aggregate on a cumulative basis.


        (c)  With respect to any Losses indemnifiable under this Article
IX, the indemnifying person's obligations with respect to such Losses will be reduced by (i) any amounts received by the indemnified person from Governmental Authorities or third parties in connection with such Losses, including Losses related to Environmental Claims ("Reimbursements"), or
(ii) the amount of any net reduction in cash Tax payable by the indemnified person with respect to such Losses through and including the tax year in which the indemnification payment is made. The indemnifying person shall use commercially reasonable efforts or, in the case of environmental Reimbursements, diligent efforts (the expenses of which shall be considered Losses for purposes of the relevant indemnity claim) to pursue Reimbursements that may reduce or eliminate Losses. If any indemnified person receives any Reimbursement or realizes any net reduction in cash Tax payable after an indemnification payment is made which relates thereto, the indemnified person shall promptly repay to the indemnifying person such amount of the indemnification payment as would not have been paid had the Reimbursement or net cash Tax reduction reduced the original payment at such time or times as and to the extent that such Reimbursement or net cash Tax reduction are actually realized. With respect to environmental reimbursements due from Governmental Authorities, Seller shall have the right to monitor and audit at Seller's expense Retail Sub's books and records relating to such Reimbursements and shall receive from Retail Sub on a quarterly basis a reasonably detailed site by site summary of the status of both received and pending Reimbursements and any other information Seller may reasonably request relating to such Reimbursements. In addition, if the allocation of responsibilities for Environmental Claims pursuant to this Agreement would materially jeopardize the receipt of such reimbursements from Governmental Authorities, the parties hereto agree to restructure such allocation of responsibilities so as to minimize the loss of such reimbursements while preserving the same economic agreement among the parties.


        (d) The rights and obligations set forth in Article 9 shall be the sole and exclusive remedies of the parties hereto (other than claims for fraud and intentional misrepresentation) with respect to any disputes relating to any subject matter governed by Article 9. In addition, with respect to any dispute concerning any Deed, the title of any Asset or the existence of any Lien, the indemnification provided by clause (i)(B) of Section 9.2(b) shall be the sole and exclusive remedy of Retail Sub, Buyer, Buyer's Affiliates and their assigns. All indemnification payments under this Article IX will be deemed adjustments to the Initial Note Amount.


        Section IX.3 Third-Party Claims. If a Claim by a third party is made against an indemnified person hereunder, and if such indemnified person intends to seek indemnity with respect thereto under this Article, such indemnified person shall promptly notify the indemnifying person in writing of such Claims setting forth such Claims in reasonable detail, provided that failure of such indemnified person to give prompt notice as provided herein shall not relieve the indemnifying person of any of its obligations hereunder, except to the extent that the indemnifying person is prejudiced by such failure. The indemnifying person shall have thirty (30) days after receipt of such notice to undertake, through counsel of its own choosing, and at its own expense, the settlement or defense thereof, and the indemnified person shall cooperate with it in connection therewith; provided, however, that the indemnified person may participate in such settlement or defense through counsel chosen by such indemnified person, provided that the fees and expenses of such counsel shall be borne by such indemnified person. If the indemnifying person shall assume the defense of a Claim, it shall not settle such Claim without the prior written consent of the indemnified person, (i) unless such settlement includes as an unconditional term thereof the giving by the claimant of a release of the indemnified person from all Liability with respect to such Claim or (ii) if such settlement involves the imposition of equitable remedies or the imposition of any material obligations on such indemnified person other than financial obligations for which such indemnified party will be indemnified hereunder.
If the indemnifying person shall assume the defense of a claim, the fees of any separate counsel retained by the indemnified person shall be borne by such indemnified person unless there exists a material conflict between them as to their respective legal defenses (other than one that is of a monetary nature), in which case the indemnified person shall be entitled to retain separate counsel, the reasonable fees and expenses of which shall be reimbursed by the indemnifying person.

        Section IX.4  Environmental Indemnification
        (a) Subject to the terms and conditions hereof, on and after the Closing Date, Retail Sub shall conduct the remediation of releases of Materials of Environmental Concern on the Real Property. It is the intent of the parties hereto that, to the extent permitted by Environmental Laws, Losses subject to indemnification pursuant to Sections 9.2(b)(iii), 9.2(b)(iv) or 9.2(b)(v) hereof or subject to indemnification pursuant to Section 9.2(b)(i) hereof and relating to breaches of the representations and warranties included in section 3.17 hereof shall in each case be minimized. Consistent with such objective, the investigation, monitoring and remediation of releases of Materials of Environmental Concern shall be conducted in a commercially reasonable manner by Retail Sub in the same manner as if the indemnification obligations of Seller did not exist, including agreeing where appropriate to deed restrictions limiting the future uses of the owned Premises to industrial or commercial purposes.


        (b) Retail Sub shall promptly advise the Seller of any material release of Materials of Environmental Concern at any of the Premises occurring after the Closing Date. Regarding any matter asserted to be subject to indemnification hereunder, Buyer and Retail Sub shall promptly provide Seller with copies of all material communications with Governmental Authorities with jurisdiction over Environmental Laws; provided that, the failure to promptly provide such material will not affect Seller's indemnification obligations hereunder except to the extent and only to the extent Seller is prejudiced by such failure. Furthermore, Buyer and Retail Sub shall use all reasonable efforts (subject to regulatory timing constraints) to allow Seller a reasonable opportunity to review and comment on any material planned environmental investigation, monitoring or remediation asserted to be subject to indemnification hereunder or relating to any matter asserted to be subject to indemnification hereunder. Regarding any environmental investigation, monitoring or remediation of any of the Premises which is asserted to be subject to indemnification hereunder, Retail Sub shall, to the extent consistent with its obligations under Section 9.4(a) hereof, use reasonable efforts to obtain a no further action letter or any similar determination by a
 Governmental Authority, if available, that no further remedial action is at that time required under Environmental Laws regarding that particular Premises. Such no further action letter or similar determination will be sought as promptly as reasonably practicable after Buyer and Retail Sub have completed any required remediation.


        (c) Seller's obligations under Section 9.2(b)(iii) hereof regarding any particular Identified Contamination Site shall terminate upon the issuance by a Governmental Authority of a no further action letter or any other similar determination by a Governmental Authority that no further monitoring, investigation or remediation action is at that time required under Environmental Laws regarding that particular Identified Contamination Site; provided that, Seller's obligations shall not terminate with respect to any matter as to which Retail Sub shall have, before such termination, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to Seller. Seller's obligations under Section 9.2(iv) hereof regarding any particular Unknown Site shall terminate on the earlier date of either (i) the fifth anniversary of the Closing Date or (ii) the issuance by a Governmental Authority of a no further action letter or any other similar determination by a Governmental Authority that no further monitoring, investigation or remedial action is at that time required under Environmental Laws regarding that particular Unknown Site; provided that, Seller's obligations shall not terminate with respect to any matter as to which Retail Sub shall have, before such termination, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to Seller.
        (d) Seller will pay its indemnification obligations relating to environmental matters in accordance with this Article IX promptly (and in any event within 30 days) after receiving a reasonably detailed invoice therefor.
Section IX.5  Termination of IndemnificationSection IX.5
Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (a) pursuant to Section 9.2(a)(i) and 9.2(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.1, (b) pursuant to Section 9.2(a)(ii) and 9.2(b)(ii) (in each case only with respect to agreements and covenants required to be performed prior to the Closing) shall terminate on the first anniversary of the Closing Date, (c) pursuant to Sections 9.2(a)(ii) and 9.2(b)(ii) (in each case only with respect to agreements and covenants required to be performed at or after the Closing) and Sections 9.2(a)(iii) and 9.2(b)(v) shall not terminate and
(d) pursuant to Section 9.2(b)(iii) and (iv) shall terminate as provided in
Section 9.4; provided, however, that as to clause (a) or (b) above such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying party.



                                ARTICLE X
                             MISCELLANEOUS

        Section X.1 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when or more counterparts have been signed by each of the parties and delivered to the other party.

        Section X.2 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY IN THAT STATE.

        Section X.3 Entire Agreement. This Agreement (including the documents referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties rights or remedies.

        Section X.4  Expenses.  Except as set forth
in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. In the event any party hereto brings suit to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit brought by another party hereto, the prevailing party in such suit shall be entitled to recover its reasonable attorneys' fees and expenses.


        Section X.5  Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, to the appropriate address or telecopy number set forth below (or at such other address or telecopy number for a party as shall be specified by like notice):
        (a)     If to Seller:

        Clark Refining & Marketing, Inc.
        8182 Maryland Avenue
        St. Louis, Missouri  63105
        Attention:  Chief Financial Officer
        Telecopy Number:  (314) 854-1570

        with a copy to:

        Clark Refining & Marketing, Inc.
        8182 Maryland Avenue
        St. Louis, Missouri  63105
        Attention:  General Counsel
        Telecopy Number: (314) 854-1455

        and

        Simpson Thacher & Bartlett
        425 Lexington Ave.
        New York, New York 10017
        Attention:  Richard Capelouto, Esq.
        Telecopy Number: (212) 455-2502

        (b)     If to Buyer, to:

        CM Acquisition, Inc.
        c/o Apollo Management, L.P.
        1301 Avenue of the Americas
        38th Floor
        New York, New York 10019
        Attention:  Robert A. Katz
        Telecopy Number: (212) 261-4102

        with a copy to:


        Lewis Rice & Fingersh, L.C.
        500 North Broadway, Suite 2000
        St. Louis, Missouri 68102
        Attention:  Douglas D. Hommert
        Telecopy Number: (314) 241-6056

        Section X.6 Assignment. Neither this Agreement nor any of the rights, interest or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party; provided that, this Section 10.6 shall not prevent any party hereto from entering into any merger or consolidation with any other person. Notwithstanding the foregoing, Buyer may assign all or any of its rights and obligations under this Agreement to any Affiliate of Buyer or all or any rights of Retail Sub to one or more subsidiaries of Retail Sub to be formed on or after the Closing Date, in each case without the consent of Seller but no such assignment shall relieve Buyer or Retail Sub of any of their respective obligations hereunder.
Notwithstanding the foregoing, after the Closing Date, no party hereto may sell all or substantially all of its assets unless the transferee of such assets assumes all of the obligations of such party hereunder (without relieving the obligations of such party).


        Section X.7  Interpretation.
The table of contents and headings contained in this Agreement are inserted for convenience of reference only and shall not affect in anyway the meaning or interpretation of this Agreement. All references to a Section, Articles, Schedule or Exhibit contained herein mean Sections or Articles of this Agreement unless otherwise stated. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of such items in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Information provided in one Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant Schedule, if the disclosure in respect of such one Schedule is sufficient on its face without further inquiry reasonably to inform the reader of the information required to be disclosed in respect of such other Schedules to avoid a misrepresentation under the relevant counterpart of Sections of the Agreement. Without limiting the generality of the immediately preceding sentence, the mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself.

        Section X.8  Amendments; Waivers
         (a) This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Buyer and Seller.


        (b) The failure of either party hereto to comply with any representation, warranty, covenant or agreement contained in this Agreement may be waived only by a written instrument signed by the party granting such waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement, and no failure by any party to take any action with respect to any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action. The waiver by either party hereto of a breach of any provision hereunder shall not operate as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section X.9 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

        Section X.10  Consent to Jurisdiction; Waiver of Jury Trial.

        (a) Each party hereto irrevocably submits to the non exclusive jurisdiction of (i) the Court of Appeals of the State of New York and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.
        (b)  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A
TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

        Section X.11 Specific Performance. Buyer and Seller agree that the Business and the Assets constitute unique property. There is no adequate remedy at law for the damage which either party might sustain for failure of the other party to consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. Each party agrees that, in the event of a breach of this Agreement, the non-breaching party shall be entitled to specific performance by the breaching party of its obligations hereunder.


        Section X.12 Bulk Sales. (a) Buyer and Retail Sub each hereby waives compliance by Seller with any bulk sales laws (excluding any applicable bulk sales or transferee provision of any state Tax Law) which may be applicable. Seller agrees to indemnify and hold Buyer and Retail Sub harmless against any and all Losses incurred by Buyer and Retail Sub as a result of any failure to comply with any such bulk sales laws.

        (b) Seller and Buyer will provide, if applicable, any and all information to the other and take any and all actions necessary for Seller and Buyer to comply with any bulk sales provisions under Law relating to Taxes to eliminate all transferee liability to Buyer. By way of illustration, but not limitation, Seller or Buyer (as applicable as required by Law) is to give all requisite notices or requests to the relevant taxing authorities as soon as possible after the date hereof in order to comply with applicable state Tax notice or request requirements, and will deliver to the other any certificate as to Taxes due by Seller issued by such taxing authorities.

        Section X.13 Business Day. If any day on which any payment is required to be made hereunder, or on which any notice must be sent, or on which any time period described herein commences or ends is not a Business Day, then such day will be deemed for all purposes of this Agreement to fall on the next succeeding day which is a Business Day.

        Section X.14 Successors and Assigns. All provisions of this Agreement are binding upon, inure to the benefit of and are enforceable by or against the parties hereto and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

        Section X.15 Guarantee. Clark USA hereby guarantees the performance by Seller of all of its obligations hereunder.


        Section X.16 Arbitration.  Except as set forth in Section 2.8 and
Section 10.11, any Claim arising out of or related to this Agreement, or a breach hereof, is to be settled by arbitration in accordance with the procedures set forth on Schedule 10.16. Notice of demand for arbitration must be filed in writing with the other parties hereto in accordance with
Schedule 10.16. Subject to Sections 9.2(a) and 9.2(b), a demand for arbitration is to be made within a reasonable time after the Claim has arisen, but in no event later than the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. The award rendered by the arbitrators, including as to legal fees, is final, and judgment may be entered upon it in accordance with Law in any court of competent jurisdiction.



IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

        CLARK USA, INC.


        By:    /s/ Maura J. Clark
        Name:  Maura J. Clark
        Title: Executive Vice President, Corporate Development
               and Chief Financial Officer


        CLARK REFINING & MARKETING, INC.

        By:    /s/ Maura J. Clark
        Name:  Maura J. Clark
        Title: Executive Vice President, Corporate Development
               and Chief Financial Officer


        OTG, INC.

        By:    /s/ Maura J. Clark
        Name:  Maura J. Clark
        Title: Executive Vice President, Corporate Development
               and Chief Financial Officer


        CM ACQUISITION, INC.

        By:    /s/ Robert A. Katz
        Name:  Robert A. Katz
        Title: President




	SCHEDULES



Schedule	Name

1.1(a)          Retail Stores
2.1(a)-1	Leases
2.1(a)-2	Subleases
2.1(a)-3	Owned Real Property
2.1(c)          Contracts
2.1(d)          Intellectual Property
2.2(l)          Certain Excluded Assets
2.3(b)(vi)	Hydrocarbon Payables Terms
2.8(a)          Hydrocarbon Inventory Valuation
3.4             Seller Required Consents
3.5(a)          Financial Statements
3.5(b)          Working Capital Schedule
3,5(c)          Summary Income Statement
3.7             Certain Events
3.9(a)          Encumbered Personal Property
3.9(b)          Location of Personal Property
3.10(a)         Real Property Leases
3.10(c)         Condemnation Proceedings
3.11            Litigation
3.12            Intellectual Property Matters
3.13            Licenses
3.14            Labor Matters
3.15            Employee Benefit Plans
3.16            Material Contracts
3.17            Environmental Matters
3.19            Transactions with Affiliates
3.21            Insurance
3.26            Taxes
5.1             Conduct of Business
6.9             Certain Seller Employees
6.13            Software
10.16           Arbitration



	EXHIBITS


Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Assignment of Lease
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Deed
Exhibit E	Form of Stockholders Agreement
Exhibit F	Terms of Supply Agreement
Exhibit G	Form of Trademark License Agreement
Exhibit H	Form of Transition Services Agreement